As Filed Pursuant to Rule 424(b)2
                                               Registration No. 333-43379

                                   PROSPECTUS

                                   JVWEB INC.
                           5444 Westheimer, Suite 2080
                              Houston, Texas 77056
                            Telephone: (713) 622-9287

                           1,500,000 Class A Warrants
                           3,000,000 Class B Warrants
                           3,000,000 Class C Warrants
            7,500,000 Shares of Common Stock Underlying such Warrants 5,000,000 Shares of Common Stock for Business Combination Transactions

                                             --------------------------

         We are a comparatively new company formed to pursue electronic commerce opportunities. We are now involved in the provision of certain Internet services. In the future and as available funds permit, we will consider the offering of products, services, content and advertising through sites on the World Wide Web owned either directly or through joint ventures.

                             ----------------------

                                 Trading Symbol:
                         NASD OTC Bulletin Board - JVWB

                             ----------------------


         You should consider carefully the Risk Factors beginning on page 3 of this Prospectus.

                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


The date of this Prospectus is April 15, 1999.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.
                                   The Company

     JVWeb, Inc. (the "Company") was incorporated on October 28, 1997 under the laws of the State of Delaware. The Company was formed for purposes of pursuing electronic commerce opportunities. The Company is now involved in the provision of certain Internet services. In the future and as available funds permit, the Company will consider the offering of products, services, content and advertising through sites on the World Wide Web owned either directly or through joint ventures.
                                  The Offering

Securities Offered               3,000,000 Class B Warrants
                                 3,000,000 Class C Warrants
                                 7,500,000 Shares of Common Stock
                   Underlying the Company's Class A Warrants,
                      Class B Warrants and Class C Warrants
                                     (collectively, "Warrants")
                                 5,000,000 Shares of Common Stock
                      for Business Combination Transactions

Price                            Class B Warrant - Issued for no additional
                                     consideration upon conversion of the
                                     Company's Class A Warrants
                                 Class C  Warrant  -  Issued  for no  additional
                                     consideration   upon   conversion   of  the
                                     Company's Class B Warrants Shares of Common
                                     Stock Underlying the Warrants - $1.00 per share upon exercise of the Company's Class A Warrants, $2.00 per share upon exercise of the Company's Class B Warrants and $5.00 per share upon exercise of the Company's Class C Warrants
                 Shares of Common Stock for Business Combination
                                 Transactions - Such consideration as the Board of the Directors in its discretion and subject to its fiduciary duties shall determine

Use of Proceeds Working capital and general corporate purposes.

OTC Bulletin Board Symbols (2)
  Common Stock                   JVWB
  Class A Warrants               JVWBW
  Class B Warrants               (3)
  Class C Warrants               (3)

Risk Factors                     Purchase of securities being  offered   hereby
                                     involves a significant degree of risk.  See
                                     "Risk Factors".
------------------
(1) Assumes the exercise of all Warrants and no further issuances of the Company's Common Stock.
(2) Although the Company will be applying for initial quotation of the Class B Warrants and the Class C Warrants on the OTC Bulletin Board, there can be no assurance that the Company will be approved for listing these securities or, if approved, that it will be able to continue to meet the requirements for continued quotation or that a public trading market will develop or be sustained.
(3) The Company expects to obtain trading symbols for the the Class B Warrants and the Class C Warrants at the appropriate time in the future.

                         Material Terms of the Warrants

     Class A Warrants. A holder of a Class A Warrant may acquire one share of Common Stock at a price of $1.00 upon the exercise of the Class A Warrant. Upon exercise of a Class A Warrant, the exercising holder will receive two Class B Warrants without the payment of any additional consideration. A Class A Warrant may be exercised for a period of three years commencing May 12, 1998. The Company may redeem a Class A Warrant at a redemption price of $.01 whenever the closing sales price of the Company's common stock has been at least $1.25 for 10 consecutive trading days. A holder of a Class A Warrant will forfeit the right to purchase the Common Stock represented by the Class A Warrant called for redemption unless the Class A Warrant is exercised prior to redemption.

     Class B Warrants. A holder of a Class B Warrant may acquire one share of Common Stock at a price of $2.00 upon the exercise of the Class B Warrant. Upon exercise of a Class B Warrant, the exercising holder will receive one Class C Warrant without the payment of any additional consideration. A Class B Warrant may be exercised for a period of three years commencing after the last Class B Warrant is issued or the last Class A Warrant is redeemed, whichever occurs earlier. The Company may redeem a Class B Warrant at a redemption price of $.01 whenever the closing sales price of the Company's common stock has been at least $2.35 for 10 consecutive trading days. A holder of a Class B Warrant will forfeit the right to purchase the Common Stock represented by the Class B Warrant called for redemption unless the Class B Warrant is exercised prior to redemption.

     Class C Warrants. A holder of a Class C Warrant may acquire one share of Common Stock at a price of $5.00 upon the exercise of the Class C Warrant. A Class C Warrant may be exercised for a period of three years commencing after the last Class C Warrant is issued or the last Class B Warrant is redeemed, whichever occurs earlier. The Company may redeem a Class C Warrant at a redemption price of $.01 whenever the closing sales price of the Company's common stock has been at least $5.50 for 10 consecutive trading days. A holder of a Class C Warrant will forfeit the right to purchase the Common Stock represented by the Class C Warrant called for redemption unless the Class C Warrant is exercised prior to redemption.

     A holder of the Warrants is subject to a number of risks. For more information about these risks, see "RISK FACTORS," particularly "- Dependence of Warrant Holders on Maintenance of Current Registration Statement; Possible Loss of Value of Warrants" and "-Potential Adverse Effect of Redemption of Warrants."

                                  RISK FACTORS

The securities covered by this Prospectus involve a high degree of risk. Accordingly, they should be considered extremely speculative. You should read the entire Prospectus and carefully consider, among the other factors and financial data described herein, the following risk factors:

         1. Extremely Limited Operating History; Accumulated Deficit. The Company was incorporated in October 1997. Upon incorporation, the Company continued preliminary work commenced by the founder of the Company several months earlier. In view of the length of its operating history, you may have difficulty in evaluating the Company and its business and prospects. You must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. This is particularly true of companies in new and rapidly evolving markets such as electronic commerce. Such risks include an evolving and unpredictable business model and the management of possible rapid growth. To address these risks, we must successfully undertake most of the following activities:

         *        Continue to develop the strength and quality of our operations
         *        Maximize the value delivered to our clients
         *        Enhance our current and future brands
         *        Develop and increase our customer bases
         *        Implement and successfully execute our business and marketing strategy
         *        Continue to develop and upgrade our technology and transaction
                    -processing systems
         *        Respond to competitive developments
         *        Identify and pursue suitable electronic commerce opportunities
         *        Identify and enter into binding agreements with suitable joint venture partners
         *        Create and constantly improve our Web sites
         *        Provide superior customer service and order fulfillment
         *        Attract, retain and motivate qualified personnel.
         *        Identify and consummate suitable acquisitions

There can be no assurance that we will be successful in undertaking such activities. Our failure to address successfully our risks could materially and adversely affect our business, prospects, financial condition and results of operations. Moreover, the Company has incurred net losses since inception. As of December 31, 1998, we had an accumulated deficit of $480,102.

         2. Fluctuations in Operating Results. We expect that our operating results will fluctuate in the future due to a number of factors. We do not control many of these factors. These factors include the following:

         * The level of usage of the Internet * Demand for our products, services and advertising * Our ability to attract new customers at a steady rate * The productivity of our fee-for-service division * Our ability to attract and retain personnel with the necessary strategic, technical and creative skills required to
                  service clients effectively
         *        Our   ability   to   pursue   suitable   electronic   commerce
                  opportunities,   enter  into  suitable   joint   ventures  and
                  consummate suitable acquisitions at a steady rate
         *        The rate at which we add or loss advertisers
         *        The rate at which we or our competitors introduce new
                    products, services or Web sites
         *        Pricing changes for Web-based products, services and
                    advertising
         *        Technical difficulties affecting our Web sites
         *        The amount and timing of capital expenditures and other costs relating to the expansion of our operations
         *        Costs relating to our marketing programs and acquisitions
         *        Client budgetary cycles
         *        Government regulation and legal developments regarding the use of the Internet
         *        General economic conditions and economic conditions specific to the Internet and Web sites.

To respond to changes in our competitive environment, we may occasionally make certain service, marketing or supply decisions or acquisitions. We may benefit from these decisions or acquisitions in the long run. However, in the short run, such decisions or acquisitions could materially and adversely affect our quarterly results of operations and financial condition. We also expect that (like other retailers) we may experience seasonality in our businesses in the future. Due to all of the foregoing factors, in some future quarter our operating results may fall below the expectations of investors and any securities analysts who follow our Common Stock. In such event, the trading price of our Common Stock could be materially adversely affected. Further, we believe that period-to-period comparisons of our financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

         3. Future Capital Needs; Uncertainty of Additional Financing. We currently have no constant and continual flow of revenues. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and future services and the success of our Web sites. We may need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding (if needed), will be available on terms acceptable to us. Furthermore, debt financing (if available and undertaken) may involve restrictions limiting our operating flexibility. Moreover, if we issue equity securities to raise additional funds, the following results will or may occur:

         *        The percentage ownership of our existing stockholders will be reduced
         *        Our stockholders may experience additional dilution in net book value per share
         * The new equity securities may have rights, preferences or privileges senior to those of the holders of our Common Stock.

We can not now predict our additional capital requirements because of the uncertainty of our actual growth. However, to pursue our business plan as desired, we believe that our future capital requirements will exceed our current financial position. We expect to finance our operations for fiscal 1999 through cash flow from operations, proceeds from the exercise of certain outstanding warrants and options to purchase shares of our Common Stock, and the possible private placement of our equity securities. We are looking for sources of additional capital. However, there can be no assurance that we will find such sources. If adequate funds are not available on acceptable terms, we may be prevented from pursing future opportunities or responding to competitive pressures. The failure to purse future opportunities or respond properly to competitive pressures could materially and adversely affect our business, results of operations and financial condition.

         4. Dependence on the Internet. Our future success substantially depends upon continued growth in the use of the Internet and the Web. Such growth seems necessary to support the sale of our products, services and advertising. Rapid growth in the use of the Internet and the Web is a recent phenomenon. There can be no assurance that communication or commerce over the Internet will become more widespread. In addition, if Internet use continues to grow significantly, there can be no assurance that the Internet infrastructure will remain adequate for supporting the increased demands placed upon it. The Internet could lose its viability due to either:

         *        Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or
         *        Increased governmental regulation

Changes in or insufficient availability of telecommunications services to support the Internet also could slow response times and adversely affect usage of the Web and our Web sites. If Internet use fails to continue to grow, or if the Internet infrastructure fails to support effectively growth that may occur, our business, operating results and financial condition could be materially adversely affected.

         5. Risks Associated with Technological Change. The Internet and electronic markets involve certain characteristics that expose our existing and future Web sites, technologies, service practices and methodologies to the risk of obsolescence. These characteristics included the following:

         *        Rapid changes in technology
         *        Rapid changes in user and customer requirements
         *        Frequent new service or product introductions embodying new technologies
         *        The emergence of new industry standards and practices

Our performance will partially depend on our ability to license leading technologies, enhance our existing services, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of Web sites entails significant technical and business risks. There can be no assurance that we will use new technologies effectively or adapt our Web sites to consumer, vendor, advertising or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, results of operations and financial condition could be materially adversely affected.

         6. Reliance on Third Parties. Our operations will depend on a number of third parties, some of which are specifically discussed herein. We will have limited control over these third parties. We will probably not have many long-term agreements with many of them. We do not own a gateway onto the Internet. Instead, we now and presumably always will rely on a network operating center to connect our Web sites to the Internet. We also will rely on a variety of technology that we will license from third parties. Our loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays. These delays could materially adversely affect our business, results of operations and financial condition, until equivalent technology could be identified, licensed or developed and integrated. Furthermore, we will depend on hardware suppliers for prompt delivery, installation and service of servers and other equipment used to deliver our products and services. If we are unable to maintain satisfactory relationships with such third parties on acceptable commercial terms, or the quality of products and services provided by such third parties falls below a satisfactory standard, our business, results of operations and financial condition could be materially adversely affected. In addition, we will also depend upon Web browsers for access to the products, services and advertising that we will offer.

         7. Reliance on Specific Strategic Relationship. We have developed a critical strategic relationship with Heitmann S.A.C, a company based in the United Kingdom, and its parent company Lernout En Hauspie, a company based in Belgium, regarding several business relationships relating to our fee-for-service division. We have reached informal agreements with these companies regarding our relationship with them. However, we have not yet entered into any legally binding agreement with either of them, although legally binding agreements are currently being negotiated. The loss of our strategic relationship with either Heitmann S.A.C or Lernout En Hauspie would materially adversely affected our business, results of operations and financial condition.

         8. Recruitment and Retention of Internet Professionals. Our fee-for-service division is labor intensive. Accordingly, the success of this division partially depends on our and our subcontractors' abilities to identify, hire, train and retain consulting professionals who can provide the Internet strategy, technology, marketing, audience development and creative skills required by clients. There is currently a shortage of such personnel. This shortage is likely to continue for the foreseeable future. We and our subcontractors will have to compete intensely with other companies for qualified personnel. There can be no assurance that we and our subcontractors will attract, assimilate or retain other highly qualified technical, marketing and managerial personnel in the future. The inability to attract and retain the necessary technical, marketing and managerial personnel could materially and adversely affect our business, results of operations and financial condition.

         9. Dependence on Client Outsourcing. There can be no assurance that businesses will outsource the design, development and maintenance of their Web sites to Internet professional services firms. Companies may decide to assign the design, development and implementation of Web sites to their internal information technology divisions, which have ready access to both key client decision makers and the information required to prepare proposals for such solutions. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, enterprises may choose to design, develop or maintain all or part of their Web sites in-house.

         10. Uncertain Acceptance of the Internet as a Medium for Commerce. For our business plan to succeed, a broad base of consumers, vendors and advertisers must adopt the Internet as a medium for commerce. We intend to target consumers, vendors and advertisers who have historically used traditional means of commerce to conduct business. Most of our customers, vendors and advertisers will have only limited experience with the Web as a commercial medium and may not find the Web as an effective medium for transacting business. Moreover, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce by means of Web sites. These critical issues include the following:

         *        Ease of access
         *        Security
         *        Reliability
         *        Cost and quality of service
         *        Development of the necessary infrastructure (such as a
                    reliable network backbone)
         *        Timely development and commercialization of performance
                    improvements (including high speed modems)

         11. Developing Market. The electronic market for products, services and advertising has only recently begun to develop and is rapidly changing. As is typical for a new and rapidly evolving market, demand for products, services and advertising over the Internet is considerably uncertain. There exist few proven services and products. Since the market for electronic commerce on the Internet is new and evolving, predictions of the size and future growth (if any) of this market are difficult. Moreover, no standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising. There can be no assurance that such standards will develop sufficiently to support Web-based advertising as a significant advertising medium. In addition, there can be no assurance that advertisers will determine that banner advertising offered on Web sites is an effective or attractive advertising medium. Moreover, there can be no assurance that we will effectively transition to any other forms of Web-based advertising if they develop. Furthermore, certain advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. If generally adopted by users, such software may materially and adversely affect the viability of advertising on the Internet. Our business, results of operations and financial condition could be materially adversely affected if any of the following events occur:

         * The markets for our electronic commerce fail to develop * The markets for our electronic commerce develop more slowly than expected * The markets for our electronic commerce become saturated with competitors * Our electronic commerce fails to achieve market acceptance

         12. Opportunity Selection. An integral part of our business strategy is the identification and pursuit of potentially successful electronic commerce opportunities. There can be no assurance that we will be able to identify successful electronic commerce opportunities or that we will be able to pursue these opportunities successfully even if identified. There is no specific criterion for selecting electronic opportunities. Accordingly, we will have significant flexibility in selecting such opportunities. Our failure to select good electronic commerce opportunities could materially and adversely affect our business, results of operations and financial condition.

         13. Uncertain Acceptance of Brands. While we expect to offer the brands of other persons, we also intend to develop our own brands. We believe that, due to the growing number of Internet sites and the relatively low barriers to entry, the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our brands will depend largely on our success in establishing and maintaining a position as a leader in Internet commerce and in providing high quality products and services. There can be no assurance that we will succeed in this regard. To attract and retain customers, vendors and advertisers and to promote and maintain our brands in response to competitive pressures, we may need to increase our marketing and advertising budgets or otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. Our business, results of operations and financial condition could be materially adversely affected if any of the following events occur:

         * We are unable to provide high quality products, services and advertising
         * We otherwise fail to promote and maintain our brands * We are unable to achieve or maintain a leading position in
               Internet commerce
         * We incur significant expenses in attempting to achieve or maintain a leading position in Internet commerce or to promote and maintain our brands

         14. Content and Graphic Development. Content and (to a lesser degree) graphic development relating to our Web sites are key elements to the success of our brands-under-management division. If these sites fail to have solid content (which is modified on a continual basis) and appealing graphics, we expect that consumers, vendors and advertisers will not be attracted to, or will discontinue to visit and utilize, the sites. We expect that (as a consequence) we will fail to develop successfully our brands. We have relied and will continue to rely substantially on content and graphic development efforts of third parties. There can be no assurance that our current or future third-party providers will effectively implement these properties, or that their efforts will result in significant revenue to us. Any failure to develop and maintain high-quality and successful Web sites could materially and adversely affect our business, results of operations and financial condition.

         15.  Internet  Commerce  Security  Risks.  A  significant   barrier  to
electronic commerce and communications is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not compromise or breach the algorithms we use to protect customer transaction data. Any such compromise of our security could materially and adversely affect our business, results of operations and financial condition. A party able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of third party contractors involve the storage and transmission of proprietary information (such as credit card numbers), security breaches could expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not materially and adversely affect our business, results of operations and financial condition.

         16. Reliance on Merchandise Vendors and Third Party Manufacturers. We expect that we will depend entirely upon vendors and third party manufacturers to supply merchandise for sale through our Web sites. We expect that the availability of merchandise is and will be unpredictable. We expect that we will generally have no long-term contracts or arrangements with our vendors and manufacturers that guarantee the availability of merchandise. There can be no assurance of the following:

         * That our current and future vendors and manufacturers will continue to sell merchandise to or manufacture merchandise for us or otherwise provide merchandise for sale through our Web sites
         * That we will be able to establish new vendor or manufacturer relationships that ensure merchandise will be available.

We will also rely on many of our vendors, manufacturers and joint venture partners to process and ship merchandise to customers. We will have limited control over the shipping procedures of our vendors, manufacturers and our joint venture partners. Shipments by these vendors, manufacturers and joint venture partners may be subject to delays. We expect that most merchandise we will sell will carry a warranty supplied either by the manufacturer or the vendor, and we will not be legally obligated to accept merchandise returns. Nonetheless, we may voluntarily accept returns from customers. We may or may not receive reimbursements from our vendors or manufacturers for accepting such returns. Our business, results of operations and financial condition could be materially adversely affected by any of the following events:

         *        We are unable to develop and maintain satisfactory
                    relationships with vendors and manufacturers on acceptable commercial terms
         *        We are unable to obtain sufficient quantities of merchandise
         *        The quality of service provided by our vendors and
                    manufacturers falls below a satisfactory standard
         *        Our level of returns exceeds our expectations

         17. Risk of System Failure; Single Site. Our success largely depends upon communications hardware and computer hardware provided by a third party in a facility located in Arizona. Like all computer systems, this system is vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite our security measures, our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. The occurrence of any of these problems could lead to interruptions, delays, loss of data or cessation in service to users of our services and products. We do not presently have redundant systems or a formal disaster recovery plan, although we are currently in the processing of developing these. We do not now and will not for the foreseeable future maintain business interruption insurance. Any system failure that interrupts or increases response times of our Web sites could result in less traffic to such sites. If sustained or repeated, such failure could reduce the attractiveness to consumers, vendors and advertisers of our products, services and advertising. In addition, a key element of our strategy is to generate a high volume of visits to and activity with respect to our Web sites. An increase in the volume of visits to our Web sites could strain the capacity of the software or hardware we use. This strain could lead to slower response time or system failures. Such events could adversely affect sales of products, services and advertising and the number of impressions received by advertising and thus our advertising revenues.

         18. Protection of Intellectual Property. The development of our brands depends significantly on the protection of our trademarks and trade names. We have registered the "JVWeb", "Dad & me", and "familylifestyle" trademarks in the United States. We also claim common law trade name rights in these and other names. Nonetheless, there can be no assurance that we will be able to secure significant protection for these trademarks. Our current and future competitors or others may adopt product or service names similar to our trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect our trademarks and trade names might materially and adversely affect our business, results of operations and financial condition. In addition, in the future third parties may claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to any such claim, any future claim (with or without merit) could result in one or more of the following:

         *        Significant litigation costs
         *        Diversion of resources, including the attention of management
         *        Our agreement to certain royalty and licensing arrangements

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

         19. Regulatory Concerns. We are not currently subject to direct regulation by any government agency in the United States, other than regulations applicable to businesses generally. There are currently few laws or regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. Such legislation could dampen the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium. Such a development could materially and adversely affect our business, results of operations and financial condition. In addition, because our products and services will be available and sold over the Internet in multiple states and foreign countries and because we expect to sell to numerous consumers resident in such states and foreign countries, such a jurisdiction may claim that we are required to qualify to do business as a foreign entity in such jurisdiction. We are qualified to do business in only two states. Our failure to qualify to do business as a foreign entity in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. Any application of laws or regulations of a jurisdiction in which we are not currently qualified could materially and adversely affect our business, results of operations and financial condition.

         20. Other Potential Liability. Certain of our services will involve the development, implementation and maintenance of applications that are critical to the operations of our clients' businesses. Our failure or inability to meet a client's expectations in the performance of our services could injure our business reputation or result in a claim for substantial damages against us, regardless of our responsibility for such failure. We will attempt to limit contractually our damages arising from negligent acts, errors, mistakes or omissions in rendering our services. However, there can be no assurance that any contractual protections will be enforceable in all instances or would otherwise protect us from liability for damages. In addition, Internet users will be able to download certain materials from our Web sites and subsequently distribute the materials to others. Because of this, claims could be asserted against us (with or without merit) in the future on a variety of legal theories (including defamation, negligence and copyright and trademark infringement) depending on the nature and content of such materials. For example, we could be liable for any of the following:

         *        Libel for any defamatory information we provided about a
                    person
         *        Any losses incurred by a person in reliance on incorrect
                    information we negligently provided
         *        Copyright and trademark infringement resulting from
                    information we provided

Moreover, we expect that we may agree with third parties to provide links to such third parties' Web sites. A claimant might successfully argue that by providing such links, we are liable for wrongful actions by such third parties through such Web sites, for such matters as the following:

         *        Defamation
         *        Negligence
         *        Copyright and trademark infringement
         *        Losses resulting from the products and services sold by the third party

We are in the process of procuring general liability insurance. Even if we procure this insurance, the insurance may not cover all potential claims or may not adequately indemnify us for all liability to which we are imposed. Any liability or legal defense expenses not covered by insurance or exceeding our insurance coverage could materially and adversely affect our business, operating results and financial condition.

         21. Indemnification of Officers and Directors for Securities Liabilities. Our Bylaws provide that we must indemnify each director, officer, agent and/or employee to the maximum extent provided for in the General Corporation Law of Delaware. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against. Consequently, because of the actions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the U.S. Securities and Exchange Commission (the "Commission") maintains that indemnification is against the public policy expressed in the Securities Exchange Act of 1933 (the "Act"), and is therefore unenforceable.

         22. Competition. The electronic commerce market (particularly on the Internet) is new, rapidly evolving and intensely competitive. Most of our current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than we do, and could decide at any time to increase their resource commitments to our market. We expect competition to intensify in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those we offer. Such a development could materially adversely affect on our business, results of operations and financial condition. In addition, certain current competitors have established, and certain other current competitors (as well as future competitors) may in the future establish, cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. As a result of their larger size, our competitors may be able to secure merchandise from vendors on more favorable terms than we can. Moreover, they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can. Any of these circumstances could materially adversely affect our business, results of operations and financial condition.

         23. Management of Potential Growth. We believe that, given the right business opportunities, we may expand our operations rapidly and significantly. If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources. To manage any significant growth of our operations, we will be required to undertake the following successfully:

         *        Expand existing operations (particularly with respect to
                    customer service and merchandising)
         * Improve on a timely basis existing and implement new operational, financial and inventory systems, procedures and controls, including improvement of its financial and other internal management systems
         *        Train, manage and expand our employee base

Further, we will be required to maintain relationships with various merchandise vendors, freight companies, warehouse operators, other Web sites and services, Internet service providers and other third parties and to maintain control over our strategic direction in a rapidly changing environment. If we are unable to manage growth effectively, our business, results of operations and financial condition could be materially adversely affected.

         24. Potential Acquisitions. As part of our business strategy, we may acquire complementary companies, products, services or technologies. Any acquisition would be accompanied by the risks commonly encountered in an transaction. Such risks include the following;

         *        Difficulty of assimilating the operations and personnel of th acquired companies
         *        Potential disruption of our ongoing business
         *        Inability of management to maximize our financial and
                    strategic position through the successful incorporation of acquired businesses and technologies
         *        Additional expenses associated with amortization of acquired intangible assets
         *        Maintenance of uniform standards, controls, procedures and policies
         *        Impairment of relationships with employees, customers, vendors and advertisers as a result of any integration of new
                    management personnel
         *        Potential unknown liabilities associated with acquired
                    businesses

There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. Due to all of the foregoing, any future acquisition may materially and adversely affect our business, results of operations, financial condition and cash flows. Although we do not expect to use cash for acquisitions, we may be required to obtain additional financing if we choose to use cash in the future. There can be no assurance that such financing will be available on acceptable terms. In addition, if we issue stock to complete any future acquisitions, existing stockholders will experience further ownership dilution.

         25. Reliance Upon Directors and Officers and Limited Management Resources. We substantially depend upon the efforts and skills of Greg J. Micek, a director and the President of the Company. The loss of Mr. Micek's services, or his inability to devote sufficient attention to our operations, could materially and adversely affect our operations. We do not maintain key man life insurance on Mr. Micek. In addition, there can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that we will be successful in attracting highly qualified individuals in key management positions.

         26. Lack of Relevant Experience by Management. We believe that we have ample experience to manage our fee-for-service division. However, our brands-under-management division requires management experience of a different nature. We expect that we will generally have little or no direct experience in the management or operation of the types of businesses represented by the products and services we will offer by means of Web sites, either directly or through joint ventures through our brands-under-management division. In the case of joint ventures, we expect that our joint venture partners will have a requisite level of experience. However, there can be no assurance that we will be familiar enough with the joint venture's proposed business to ascertain this. Because of our lack of experience, we may be more vulnerable than others to certain risks. We also may be more vulnerable to errors in judgment that could have been prevented by more experienced management. As a result, our lack of previous experience could materially and adversely affect our future operations and prospects.

         27. Control, Cumulative Voting, and Preemptive Rights. As of March 15, 1999, Greg J. Micek, a director and the President of the Company, owned approximately 73.1% of our outstanding Common Stock (considered on an undiluted basis). Cumulative voting in the election of Directors is not provided for. Accordingly, the holder or holders of a majority of our outstanding shares of Common Stock (currently Mr. Micek) may elect all of our Board of Directors after completion of the offering. There are no preemptive rights in connection with our Common Stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future.

         28. Preferred Stock. Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock, par value $.01 per share. No shares of Preferred Stock were issued as of March 10, 1999. The authorized Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the Preferred Stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of the Company by a merger, tender offer at a control premium price, proxy contest or otherwise.
Consequently, the Preferred Stock could entrench our management. The market price of our Common Stock could be materially and adversely affected by the existence of the Preferred Stock.

         29. Limited Trading Market; Limited Float. Our Common Stock trades in the United States only in the over-the-counter market on the OTC Electronic Bulletin Board. Public trading of our Common Stock commenced on June 30, 1998. Thus far, the prices at which our Common Stock has traded have fluctuated fairly widely on a percentage basis. See "MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." There can be no assurance as to the prices at which our Common Stock will trade in the future, although they may continue to fluctuate significantly. Prices for our Common Stock will be determined in the marketplace and may be influenced by many factors, including the following:

         *        The depth and liquidity of the markets for our Common Stock
         *        Investor perception of us and the industry in which we
                    participate
         *        General economic and market conditions

In addition to the preceding, as of March 15, 1999 only approximately 25.7% of the shares of our Common Stock outstanding are held by persons not affiliated with the Company. This limited float may decrease the liquidity of our Common Stock from what it would be in a more active trading market. It could also cause holders of our Common Stock to retain their shares longer than they may want. The resulting limited liquidity may also have the effect of depressing the price of our Common Stock. We believe that the initial limited float will be eased to some extent over time as, if and when the following events occur:

         * Certain warrants to purchase our Common Stock are exercised * Shares of our Common Stock subject to legal or contractual restrictions become freely tradeable * Freely tradeable shares are issued in connection with acquisitions * We undertake additional public offerings of additional shares of our Common Stock

         30. Potential Future Sales Pursuant to Rule 144. As of March 15, 1999 after taking into account certain anticipated issuance of Common Stock, approximately 9,373,135 shares of our Common Stock were issued and outstanding. We believe that approximately 6,420,000 of these shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act. Rule 144 provides in general that a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of our Common Stock or the average weekly trading volume during the four calendar weeks before such sale. Nearly all of the restricted shares have been outstanding for over one year and thus are eligible for sale under Rule 144. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of two years. Hence, the possible sale of these restricted shares may, in the future dilute an investor's percentage of freely tradeable shares and may depress the price of our Common Stock. Also, if substantial, such sales might also adversely affect our ability to raise additional equity capital. However, most of the approximately 6,420,000 shares believed to be "restricted securities" are held by affiliates of the Company and must (by law) be sold subject to the volume limitations of Rule 144 described above, thus restraining the number of shares that can sold in any period of time.

         31. Risk of Potential to Dilution Future Share Issuances; Outstanding Warrants. We have registered an aggregate of 5,000,000 shares of our Common Stock for issuance in possible future business combination transactions. All of these shares are still available for issuance in the future. Moreover, we have registered an aggregate of 1,000,000 shares of our Common Stock for issuance to outside consultants to compensate them for services provided. Most of these shares are still available for issuance in the future. For issuances of shares in connection with acquisitions and issuances to consultants, our Board of Directors will determine the timing and size of the issuances and the consideration or services required therefor. Our Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of our Common Stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares. In addition, we have outstanding our Class A Warrants to purchase shares of our Common Stock. We also have the obligation to issue in the future our Class B Warrants and Class C Warrants to purchase shares of our Common Stock. Each of these warrants permits the holders to purchase a share of our Common Stock at a specified price. These purchase prices may be less than the then current market price of our Common Stock. A total of approximately 7.5 million additional shares of our Common Stock would be issued if all of the warrants currently outstanding (and we are obligated to issue in the future) were exercised. Any shares of our Common Stock issued pursuant to these warrants would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these warrants may be adversely affected because of such potential dilution.

         32. Dependence of Warrant Holders on Maintenance of Current Registration Statement; Possible Loss of Value of Warrants. Before exercising the Warrants, a current registration statement (or an exemption therefrom) must be in effect with the Commission and with the various state securities authorities in the states where warrant holders reside. We intend to keep effective a registration statement covering the Warrants and underlying shares while the Warrants are exercisable. However, we expect to incur substantial continuing expenses for legal and accounting fees in doing so. Moreover, we have experienced a comparatively short period of time during which a current registration statement was not in effect. Consequently, there can be no assurance that we will be able to maintain a current registration statement while the Warrants are exercisable. Our inability to maintain an effective registration statement and qualification in appropriate states (or exemptions therefrom) covering the underlying shares would render the Warrants unexercisable and may deprive them of all or a portion of their value. See "DESCRIPTION OF CAPITAL STOCK--Warrants".

         33. Potential Adverse Effect of Redemption of Warrants. We may redeem each warrant comprising a class of our warrants at a price of $.01 per Warrant after the occurrence of a certain precondition. Before we may redeem any of our warrants, the class of which these warrants are a part must have traded above certain stipulated levels for certain stipulated periods of time. Redemption of the Warrants could force the warrant holders to exercise the Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Warrants at their then current market price when the holders might otherwise wish to hold the Warrants for possible appreciation. Any holders who do not exercise warrants prior to their expiration or redemption, as the case may be, will forfeit the right to purchase the shares of Common Stock underlying the Warrants. See "DESCRIPTION OF CAPITAL STOCK--Warrants".

         34. No Specific Use of Proceeds. We have not designated any specific use for the proceeds realized from the exercise of the Warrants. We expect to use such proceeds for general corporate purposes, including working capital. Accordingly, we will have significant flexibility in applying such proceeds. Our failure to apply such funds effectively could materially adversely affect our business, results of operations and financial condition.

         35. Risks Relating to Low-Priced Securities. The trading prices of our Common Stock have been below $5.00 per share. As a result of this price level, trading in our Common Stock is subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock affected. As a consequence, the market liquidity of our Common Stock could be severely limited by these regulatory requirements.

         36. No Dividends. The holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, we have paid no cash dividends. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. If we obtain additional financing, our ability to declare any dividends will probably be limited contractually.

         37. Potential Year 2000 Problems. We believe that we have no potential internal Year 2000 problems. Nonetheless, we recognize that the computer systems of financial institutions and other vendors with which we will do business could have Year 2000 problems that could adversely affect us. However, we have no greater exposure to these types of problems than other businesses in general. Nonetheless, we could be materially adversely affected by these problems in ways that can not now be quantified. However, to avoid being adversely affected by the Year 2000 problems of other persons, we have instituted a program of carefully screening persons and companies with which we will do a material amount of business and monitoring their efforts to avoid their own Year 2000 problems.

For all of the aforesaid reasons and others set forth herein, the shares covered by this Prospectus involve a high degree of risk. You should be aware of these and other factors set forth in this Prospectus.


                                 USE OF PROCEEDS

         The Company expects to use proceeds from the exercise of the Warrants for general corporate purposes. The Company will not receive any proceeds when it issues any of the other 5,000,000 shares of Common Stock covered by this Prospectus. However, such other shares are intended be used for business combination transactions pursuant to which the Company will acquire direct or indirect ownership of assets and properties.

                                 DIVIDEND POLICY

         The Company has paid no cash dividends on its Common Stock, and the Company presently intents to retain earnings to finance the expansion of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. See "MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - LIQUIDITY AND CAPITAL RESOURCES."

                           PRICE RANGE OF COMMON STOCK

         The Common Stock is traded on the OTC Bulletin Board under the symbol "JVWB". As of February 16, 1999, the Company had approximately 243 holders of record. Trading in the Common Stock commenced on June 30, 1998. Presented below are the high and low closing prices of the Common Stock for the periods indicated:

                                                     High(1)           Low(1)

Fiscal year ending June 30, 1999:

Third Quarter                                        $ .78              $ .36

Second Quarter                                       $ .562            $ .125

First Quarter                                        $1.25             $ .406

Fiscal year ended June 30, 1998:

Fourth Quarter                                       $ .75              $ .75

---------------

(1) Reflects sole trade to occur during fiscal 1998 on June 30, 1998, the date trading in the Common Stock commenced.





                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                     Summary

         In general, JVWeb is structured to pursue two main business activities:
1) the joint venturing of Brands that have strong on-line commerce potential, and 2) the building of a strong fee-for-service division to deepen our capabilities. In this past quarter, management refined its focus on building a strong fee for service division. A significant percentage of the resources of the company were devoted to developing a well-defined marketing campaign around very specific consulting services that emphasized the strengths of the company. At the present time, JVWeb has no significant contracts signed as a result of these efforts. Management anticipates seeing the benefits of this effort by the end of fiscal 1999, although there can be no assurances in this regard.

         We have established three potential profit centers within our fee-for-service division. The first is a web-hosting service, based in Phoenix, Arizona. The second is the web development capabilities of L&H that we market in the U.S. The third is the strategic internet services consulting that is the core expertise of JVWeb.

         Among the resources that have been established to initiate the marketing of a fee-for-service division are the previously announced web-hosting facility (co-located with GTE), as well as the offices being established in New York and San Francisco. The company continues to build on its relationship with L&H. Management, for example, is exploring opportunities to leverage the capabilities of L&H in the U.S., while offering its web-hosting and other services to L&H in Europe. We are hopeful that these efforts will produce significant revenue growth for us. However, at this time, we have not signed any significant contracts as a result of these efforts.

                         Quarter ended December 31, 1998

Income statement

         Revenue. Management had previously announced its first web-hosting customer at the end of this quarter. Revenue for web-hosting will initiate in January 1999, and we are hopeful it will grow as new customers are added. Management also is hopeful consulting revenue will initiate by the end of fiscal 1999, although there can be no assurances in this regard.

         General and Administrative Expenses. Out of the total G&A expenditures for the quarter, 44%, or $55,000 was due to the write-off of accumulated expenditures related to the aborted acquisition of Wall Street Whispers. Management is continuing to have discussions with the owners of Whispers for a joint marketing relationship around the Whispers newsletter, however, no agreement has been reached at this time on that possibility. A material percentage of the remaining G&A expenditures represented travel and organizational costs associated with the establishment of a presence in New York and California, as well as the pursuit of development with L&H in their Ipswich (London) office. Additional expenditures were incurred in establishing the web hosting capability in Phoenix, Arizona. Remaining G&A expenditures were related to the costs of being a public company, including the associated costs of maintaining a fully reporting status with the Commission.

Balance sheet

         Cash. The principal shareholder and related parties, continue to fund the minimal operations of the company on an as-needed basis.

         Inventory. Inventory of $8,946 represents merchandise related to the Dadandme and Frogletz product lines. Management continues to explore relationships and joint venture opportunities that will support a marketing campaign to build these on-line brands. At this time, no such talks are in serious discussion stages.

         Accounts Payable. As of February 15, 1999, a majority of the costs, which were associated with the establishment of JVWeb as a public company, have been paid.

         Notes Payable to Related Parties. We anticipate paying off these notes in 1999.

     Inception (October 28, 1997) to December 31, 1997 and December 31, 1998

         General and Administrative Expenses. G&A expenditures for the period from inception (October 28, 1997) to December 31, 1998 totaled $479,381 compared to $42,828 for period from inception to December 31, 1997. G&A expenditures totaling approximately $130,000 were incurred during the first and second quarters of 1998 primarily in connection with the filing with the Securities and Exchange Commission to become a public company as a spin-off of an existing public company, which became effective May 12, 1998. During the quarter ended September 30, 1998, the Company began building its management infrastructure while also incurring the costs of developing its first website together with related product design and the costs of being a public company. Total G&A costs for this quarter totaled approximately $180,000. G&A expenses during the quarter ended December 31, 1998 totaled approximately $125,000, including $55,000 due to the write-off of accumulated expenditures related to the aborted acquisition of Wall Street Whispers. The remaining G&A costs were incurred in establishing of a presence in New York and California, as well as the pursuit of developments with L & H in their London office, together with the costs of being a public company.

         Other. The Company currently has cash on hand only sufficient to operate throughout calendar 1999 on a fairly minimal scale. In order for the Company to pursue its business plan in the manner it prefers, the Company anticipates that it will need to raise additional funds in amounts that cannot now be precisely ascertained due to the uncertainty of the actual growth of the Company. There can be no assurance that the Company will be successful in raising the funds that it needs.

         The Company does not anticipate performing any research and development in the next twelve months, other that which is performed in the normal course of business as it develops its electronic commerce capabilities, such as the testing of new, widely-available software for use in the Company's electronic commerce pursuits. There are no expected purchases of any plant or significant equipment. The Company does not anticipate any significant changes in the number of employees, other than through possible acquisitions.

         In November, 1997, the Company sold 500,000 shares of common stock and 1,500,000 shares of Class A warrants to LS Capital Corporation at a purchase price of $5,000 pursuant to the related spin-off agreement.

         In March, 1998, the Company issued 200,000 shares of common stock to a private investor at a purchase price of $.25 per share.


                                    BUSINESS

                                  Introduction

         JVWeb, Inc. (the "Company") was incorporated on October 28, 1997 under the laws of the State of Delaware. The Company was formed for purposes of pursuing electronic commerce opportunities. On May 20, 1998, the Company became publicly-held through the distribution by LS Capital Corporation ("LS Capital") of certain of its shares of the Company's common stock to LS Capital's stockholders.

         At the time the Company was formed, electronic commerce opportunities were expected to arise in several different ways. However, the Company expected primarily to offer products, services, content and advertising by means of sites on the World Wide Web (the "Web") of the Internet. The Company expected that the products, services, content and advertising would usually be offered by joint ventures between the Company and established businesses although occasionally they would be offered directly by the Company itself. In the case of joint ventures, the Company expected to contribute technical expertise and (in certain instances) financial assistance in developing the joint ventures' Web sites, while the joint venture partners would be responsible for furnishing the joint ventures' products or services, the content for the joint ventures' Web sites, and the related business expertise. This area of the Company's business is referred to herein as the brands-under-management division. The Company also expected secondarily to develop a fee-for-service division to sell the technological, marketing and other abilities that the Company had acquired or in the future may acquire. While the Company originally gave a greater emphasis to the brands-under-management division, as the business of the Company has developed and continues to develop, the Company is now giving a greater emphasis to the fee-for-service division.

The Company's business continues in a developmental stage.

         The address of the Company is 5444 Westheimer, Suite 2080, Houston, Texas 77056, and its telephone number is 713/622-9287. The Company's own Web site is located at http://www.jvweb.com. Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus.

Industry Background

         The Internet is an increasingly significant global medium for communications, content and online commerce. Growth in Internet usage has been fueled by a number of factors, including the large and growing installed base of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers.

         The increasing functionality, accessibility and overall usage of the Internet and online services have made them an attractive commercial medium. The Internet and other online services are evolving into a unique sales and marketing channel, just as retail stores, mail-order catalogs and television shopping have done. In theory, electronic retailers have virtually unlimited electronic shelf space and can offer customers a vast selection through efficient searches and retrieval interfaces. Moreover, electronic retailers can interact directly with customers by frequently adjusting their featured selections, editorial insights, shopping interfaces, pricing and visual presentations. Beyond the benefits of selection, purchasing is more convenient than shopping in a physical retail store because electronic shopping can be done 24 hours a day and does not require a trip to a store. Web sites can present advertising and marketing materials in new and compelling fashions, display products and services in electronic catalogs, offer products and services for sale electronically, process transactions and fulfill orders, provide customers with rapid and accurate responses to their questions, and gather customer feedback efficiently. The minimal cost to develop and maintain a Web site, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction, provide additional economic benefits for electronic retailers. Unlike traditional retail channels, electronic retailers do not have the burdensome costs of managing and maintaining expensive retail real estate and a significant retail store infrastructure or the continuous printing and mailing costs of catalog marketing. Furthermore, electronic retailers are generally able to conduct their businesses with fewer employee than traditional retailers. Because of these advantages over traditional retailers, electronic retailers have the potential to build large, global customer bases quickly and to achieve superior economic returns over the long term. An increasingly broad base of products and services is successfully being sold electronically, including computers, travel services, brokerage services, automobiles, music and books. If this trend continues, the migration from traditional shopping to electronic shopping will effect dramatic changes in retailing as it has heretofore been conducted.

         In addition to the offering of products and services through electronic commerce, the Internet has created a new medium for disseminating content, such as the content historically delivered by newspapers, magazines and journals. Electronic dissemination of content offers numerous advantages over historical mediums of content dissemination. First, the content can be provided to consumers more quickly, as the delays required by printing and delivery are avoided. For example, a magazine that ordinarily is mailed for delivery on a particular day can be made available electronically as soon as the magazine is otherwise ready for print, at least one day before anticipated delivery. In addition, content can be updated on a real time basis so that only current (and no outdated) content appears. Moreover, the electronic content can be linked instantaneously to related content of interest. While newspapers, magazines and journals can offer only still-shot photography, electronic commerce can offer moving and even live pictures much akin to television. Equally (if not most) important, electronic content can be distributed at a much lower cost compared to historical mediums because electronic dissemination does not involve printing and delivery costs. The new medium of content dissemination provided by the Internet has in turn lead to new forms of advertising, especially banner advertisements that appear as Web sites are displayed. As the presence on the Web of suppliers of content and advertising increases, the new forms of advertising such as the banner advertisements should increase in prominence as well, thus creating additional revenue opportunities.

         Although businesses are pursuing electronic commerce rapidly and at increasing rates, the basic differences of electronic commerce from historical commerce require companies to take fundamentally new approaches. A number of Internet professional services firms have emerged to assist businesses with the development and implementation of their electronic commerce strategies. However, these firms tend to be small and focused on a particular aspect of electronic commerce, apparently lacking the necessary depth and integration of strategic, technical and creative skills to meet all the electronic commerce needs of a business. After analyzing the very fragmented Internet service industry, management has concluded that:

         1. Most traditional advertising and marketing agencies have neither a proven track record of success in the area of electronic commerce and lack the extensive technical skills (such as application development, and legacy system and database integration) required to solve increasingly complex electronic commerce problems.

         2. Most vendors of computer and technology products and services lack the creative and marketing skills required to build audiences and deliver unique and compelling content, and are further constrained by their need to recommend their proprietary brands.

         3. Internet access service providers, whose core strength is in providing Internet access and site hosting, typically lack both the necessary creative and application development skills.

Management believes that to provide fully competent Internet services, a service provider must possesses a full range and integration of strategic, technical and creative skills required for electronic commerce.

         Businesses seeking to realize the benefits provided by electronic commerce face a formidable series of challenges presented by the need to link business and marketing strategies, new and rapidly changing technologies and continuously updated content. The establishment and maintenance of a Web site to pursue electronic commerce requires significant technical expertise in a number of areas, such as electronic commerce systems, security and privacy technologies, application and database programming, mainframe and legacy integration technologies and advanced user interface and multimedia production. Marketing expertise in a number of areas (including the development of audiences, greater search engine presence, and broader ranges of links to the site) is also required. Apparently, few businesses (especially small, emerging and mid-sized businesses) have the time, money, and strategic, technical and creative skills to implement an electronic commerce strategy on their own. In addition, management believes that the novelty, complexity and rapid development of electronic commerce has left many businesses (especially small, emerging and mid-sized businesses) bewildered and reluctant to act, despite a strongly felt need to become involved in electronic commerce.

         Overall the Company believes that electronic commerce presents excellent business opportunities for the foreseeable future. Because of the relative novelty of electronic commerce, the Company believes that the market for electronic commerce is fairly wide-open, although market leadership has already been established in a number of respects. Nonetheless, plenty of opportunities still exist. The Company believes that customer unfamiliarity and the fragmented state of the electronic commerce market creates an opportunity for a company with fully integrated strategic, technical and creative Internet skills that can assist businesses. Despite the Company's optimism about the future of electronic commerce, the pursuit of a plan of a business plan based on electronic commerce is not without considerable risks. For more information about these risks, see "BUSINESS AND PROPERTIES - RISK FACTORS Dependence on the Internet, - Uncertain Acceptance of the Internet as a Medium for Commerce, Developing Market, - Internet Commerce Security Risks, - - Risks Associated with Technological Change, - Risk of System Failure; Single Site, - Regulatory Concerns, and Other Potential Liability."

Web Sites

         The proper development and implementation of a Web site for a business involves a number of steps. First, a thorough study is undertaken to determine the likelihood that the business will succeed in electronic commerce. Once the study determines that the business is likely to succeed in electronic commerce, a strategy for developing a Web site is developed by a team composed of the business principals, advertising agency, web developer and content site manager. A domain name is agreed upon and obtained. The Web site is then "story boarded" or laid out conceptually and graphically. A web developer develops the structure of the Web site, including electronic commerce systems; host integration;
implementation of third-party applications and security technologies; and integration of hardware, software and Internet access products. A compelling user interface is created to attract and hold the attention of the target audience while conforming to brand images and marketing campaigns. A relationship with a third-party vendor is established to provide secure, state-of-the-art, high-availability Web site hosting and integrated services for e-mail and secure electronic commerce. Once operational, a Web site requires ongoing support services for content maintenance, site administration, technical problems, assistance with the hosting environment, and software support. As the Web site nears completion, electronic marketing objectives are developed to establish and increase Web site traffic, strengthen brand awareness and generate sales leads. Electronic media planning and purchasing, and electronic public relations is undertaken. This is followed by efforts to optimize the Web site's search engine presence, increase site access through hyperlink recruitment and disseminate key messages to Internet newsgroups, mailing lists and forums. Typically a Web site starts as a basic site costing several thousand dollars. It can then become increasingly more complex through the addition of more Web pages, links and commercial capability. Ultimately, an extremely complex Web site can cost several million dollars.

The JVWeb Solution

         The Company was founded to seek out and capitalize on business opportunities presented by electronic commerce. The Company believes that the anticipated migration from traditional shopping to electronic shopping, and the anticipated increase in the electronic dissemination of content, will present for the foreseeable future excellent business opportunities of at least two particular types. The first type of opportunities presented is to offer products, services and content that are now either not available at all or are available only to a limited extent in electronic commerce, and to offer new forms of advertising made available by the Internet. The second type of opportunities presented is to provide Internet services to persons offering or proposing to offer products, services, content or advertising in electronic commerce or offering. Because these two types of opportunities are very distinct, the Company has established two divisions to pursue these opportunities separately. These divisions are the Company's brands-under-management division and the Company's fee-for-service division. While the Company originally gave a greater emphasis to its brands-under-management division, the Company is now giving a greater emphasis to its fee-for-service division.

Fee-For-Services Division

         The Company's fee-for-services division provides clients with the vision, expertise and resources required to develop new strategies and improve business processes for electronic commerce. To capitalize on the opportunity presented by the rapid growth in electronic commerce, the Company has developed certain internal capabilities relating to electronic commerce and Internet services. Moreover, the Company has formed and continues to form certain strategic relationships with third parties to supplement the Company's internal capabilities to ensure that the Company a full, integrated ensemble of strategic, technical and creative skills required for electronic commerce and Internet services. In each consulting engagement, the client can contract for the specific services it requires, depending on the nature of the engagement and the capabilities of the client's organization. The Company expects to bill most of its engagements on a time and materials basis, although it may work on a fixed-price basis.

         The Company's fee-for-services division has been divided into three distinct functional areas. The first functional area of the Company's fee-for-services division provides strategic Internet services consulting. The services provided by this area of the fee-for-services division include the following:

         * strategy consulting regarding business and marketing strategies best suited for pursuing the client's business in electronic commerce

         * creation of a system or process design that defines the roles that the system or process will perform for meeting the client's strategic requirements

         *        development  of a  testable  version  of the  client's  system including all necessary programs and components and a compelling user interface for the system to enable it to attract and hold the attention of the client's target audience while conforming to the client's brand image and marketing campaigns

         * testing of the system in preparation of deployment into a full production system and installation of the system after all tests are completed

         * audience development to increase Web site traffic, strengthening brand awareness and generating sales leads

         * maintenance of the Web site and its content, and provision of technical support

The Company is undertaking efforts to bolster its strategic Internet services consulting capabilities. In this connection, the Company is in the process of organizing a subsidiary that will employ a number of strategic Internet service consultants. The Company has engaged a person with considerable expertise relating to strategic Internet services to manage this subsidiary once formed. This person has been engaged on a fairly short-term basis but has received long-term incentives to continue with the Company. There can be no assurance that the subsidiary will be formed or that the person engaged to manage it will continue to provide services to the Company.

         The second functional area of the Company's fee-for-services division involves Web site development. This area developed out of a strategic alliance that the Company formed during August 1998 with Heitmann S.A.C. ("Heitmann"), a company based in the United Kingdom. Heitmann has designed, written, translated and communicated technical information for over 25 years, working with some of the world's largest multinationals. Because it has a network of 11 offices across Europe and two production facilities in the United States and works in the world's 25 most used languages, Heitmann has a broad geographical reach. Heitmann has a particular emphasis in new media distribution and deploys proprietary expertise in the publishing of Internet and Intranet technologies. Since 1994 Heitmann has produced over 2,000 successful interactive information projects. Pursuant to their strategic alliance, Heitmann will provide Web development and other Internet related technical services on behalf of the Company, and the Company will market these technical capabilities on a fee-for-service basis in the United States. This new strategic partnership is an outgrowth of the relationship between the two companies that has solidified over time with the assistance provided by Heitmann in the creation of the Company's showcase websites www.jvweb.com and www.dadandme.com. These projects demonstrated the ability of the two companies to use Internet tools to complete Web projects across international boundaries. In August 1998, Heitmann was acquired by Lernout & Hauspie Speech Products ("L&H"), an international leader in the development of advanced speech technology for various commercial applications and products. The Company expects that the business operations of Heitmann are expected to be merged into the business operations L&H, and that the Company will continue with L&H the business relationship that it had with Heitmann. The Company, on the one hand, and Heitmann or L&H, on the other hand, have not entered into a legally binding agreement with regard to their relationship, but the Company and L&H intend to explore, through their strategic alliance, the basis for entering into a legally binding agreement in the future.

         As an outgrowth of the Company's Web site development services, the Company has developed a web-based communications service, which targets
Advertising and Public Relations Agencies in North America. The Company's niche-marketing plan for this service was launched the first week of March 1999 from the Company's newly-established New York satellite office. Advertising and public relations agencies headquartered in New York City are being introduced through sales calls to the new high-tech, highly customized service. The Company expanded the marketing plan to San Francisco in mid-March 1999, and anticipates bringing the service to major sites across North America. L&H will be primarily responsible for providing the actual Web site development services, while the Company will be primarily responsible for marketing the service. The Company expects to bill for these services on a time and materials basis. Fees received will be split equally between the Company and L&H. The Company will offer its web-based communication services over the Web site "crisis-communications.com", which is now under development.

         The third functional area of the Company's fee-for-services division provides Web hosting services. In this connection, the Company has entered into a Web hosting agreement with GTE Internetworking, a division of GTE Corporation. Under the terms of this agreement, GTE makes available to the Company GTE's Web Advantage Service from GTE's worldwide secure global data-center based in Phoenix. GTE's Web Advantage Service is a high-performance, highly reliable, cost-effective Web hosting service. Under the terms of this agreement, the Company has access to a bandwidth of up to 10.0 Mbit/sec. This agreement allows the Company to expand and contract its use of GTE's services as the Company's traffic fluctuates. The charges that the Company will owe pursuant to the agreement will depend on the Company's usage. The initial term of this agreement is for one year. This agreement is renewable by the Company and is terminable by the Company upon 60 days prior written notice. The Company believes that the GTE agreement provides suitable Web hosting capacity for the foreseeable future. The Company also believes that providing hosting services is critical because hosting is an entry level service and creates the opportunity for offering and selling additional services. The Company is already providing Web hosting services to a major European government agency with a possible increase in Web hosting work for other agencies of this government. The Company will offer its Web hosting services over the Web site "webcatservers.com", which is now under development.

         The Company's objective regarding the fee-for-services division is to become and remain a leading Internet services provider. The Company's strategy to achieve this objective includes the following elements:

         Strengthen Position as an Internet Services Provider. The Company is continuing to strengthen its position as an Internet services provider in order to provide clients with superior Internet solutions. The Company intends to continue identifying, reviewing and integrating the latest Internet technologies and accumulating and deploying the best demonstrated practices for electronic commerce.

         Developing Brand. In a fragmented industry that lacks brands strongly identified with Internet services providers the Company believes that it will need to build a well-recognized brand for its fee-for-services division. The Company's brand development program will be designed to reinforce the message that the Company's fee-for-services division can provide a complete range of services to build and deploy e-commerce solutions. The Company intends to build and differentiate its fee-for-services division brand through excellent service and a variety of marketing and promotional techniques, including advertising on other Web sites and other media, conducting an ongoing public relations campaign and developing business alliances and partnerships.

         Develop Additional Strategic Relationships. The Company has developed a number of informal strategic relationships with advertisement agencies, web developers, site content managers, site hosts and other persons whose services are necessary to develop and implement an electronic commerce strategy. Few of these strategic relationships has yet resulted in a legal binding relationship. While the Company intends to develop the ability to render many of these services internally, the Company also intends to continue developing strategic relationships so that the Company can have adequate access to such services for the foreseeable future.

Brands-Under-Management Division

         This division was formed for purposes of pursuing electronic commerce opportunities involving the sale of products and services in electronic commerce and the offering of content and advertising over the Internet. Although the Company expects to undertake some of these electronic commerce opportunities alone, the Company believes that it will undertake most of these electronic commerce opportunities through joint ventures with established, profitable businesses whose products, services or content (in most cases) are not currently being offered electronically. The Company would furnish expertise in electronic commerce (and in certain instances financial assistance) for an equity interest in the resulting electronic business, in lieu of an up-front payment of cash. Because of the Company's willingness to enter into such an arrangement, the Company expects to be an attractive joint venture partner for many established business seeking to become engaged in electronic commerce. This willingness will allow selected businesses to enter into electronic commerce with minimal financial investment and risk, while providing the Company with a substantial potential return for its services and financial contributions. The Company expects that for the foreseeable future the financial assistance that the Company will provide to a joint venture in which it participates may range from fairly minimal amounts to approximately $100,000 at the high end. In order to provide this financial assistance, the Company will have to procure funds from various sources, which are discussed in "RISK FACTORS - - Future Capital Needs; Uncertainty of Additional Financing" above. There can be no assurance that the Company will be successful in procuring these funds. While the Company originally gave a greater emphasis to this brands-under-management division, the Company is now giving a greater emphasis to its fee-for-service division. However, the Company intends to consider attractive joint venture electronic commerce opportunities as they are presented and as funds are available. As of the present, the Company does not have funds available to pursue any meaningful joint venture electronic commerce opportunity. Nonetheless, the Company's limited experience thus far indicates that for the foreseeable future the Company will have an ample array of joint venture prospects to consider if and when funds become available.

         Management believes that opportunities in electronic commerce are either commerce-driven or content-driven. Commerce-driven opportunities involve the sale of products and services through electronic mediums, such as electronic stores. Content-driven opportunities involve the provision of content (such as that historically provided by newspapers, magazines and journals) through electronic mediums, the attraction of consumers to such content, and the offering of advertising (and even products and services) in connection with the provision of such content. The Company will consider both commerce-driven or content-driven opportunities.

     On April 14, 1999, the Company entered an exchange agreement with AMP3.com, LLC ("AMP3"). The exchange agreement provides that the Company will exchange 200,000 shares of Common Stock for a five-percent membership interest in AMP3. The closing of this exchange is expected to occur in the immediate future. AMP3 is a recently-formed company engaged in the digital music distribution business. AMP3's web site allows musicians to upload their performances in MP3 format. MP3 in a digital music format that stores audio files on a computer. Its quality is comparable to that of compact discs. Visitors to the site can download the music for free. In fewer than six weeks online, AMP3 had about 5 million hits to its web site. AMP3 expects to generate revenues by selling advertising. The beginning of each piece of music downloaded from AMP3's web site is expected to begin with a three to five second jingle for which the related advertiser has paid. Most of the musicians with music on AMP3's web site are unsigned by record companies and are unknown by most music fans. A number of experts have stated their belief that digital music distribution represents the future of music distribution. The Company is also currently providing strategic Interest services to AMP3 and expects to continue to do so in the future.

         The Company's brands-under-management division has attempted a couple of other projects. The first project was the development of its wholly-owned Web site known as "www.dadandme.com." This site became operational on March 20, 1998. This site is dedicated to fortifying and enhancing fatherhood and offering products sold under the "Dad & me" logo. The Company has decided not to aggressively market this site at this time, although the future marketing of this site remains a possibility. The Company used www.dadandme.com as a test site for future Web sites to be developed by the Company. In this connection, the Company entered into an agreement to become the exclusive on-line distributor for "Frogletz", Chameleon Casual's line of children's play clothing. Also, on July 31, 1998, the Company entered into an agreement to acquire all of the assets comprising a financial publication know as "Wall Street Whispers", an on-line daily financial publication (the "Publication"). The purchase price for the Publication was $140,000, payable over time. On October 28, 1998 the Company decided to abandon its proposed acquisition of the Publication. The Company had paid a total of $55,000 towards the purchase price and was required to pay a final balloon installment in the amount of $85,000 by October 15, 1998. The decline in the stock market during August 1998 and the subsequent volatility raised serious doubts as to the desirability of consummating the acquisition of the Publication as well as the Company's ability to finance such acquisition. After twice extending the due date for the final balloon installment of the purchase price and after the completion of an exhaustive analysis of the acquisition of the Publication, the Company elected to abandon such acquisition. The agreement governing the acquisition allowed the prospective sellers to retain all amounts of the purchase price thus far paid.

         When a joint venture prospect is presented in the future, a thorough study will be undertaken of the prospect's strategic market position, business requirements and existing systems and capabilities, to determine the likelihood that the prospect's business will succeed in electronic commerce. After the study, the Company's site management team (composed of the site administrator, web marketing consultant, financial controller and project manager) will either accept or reject the prospect. This decision will be based on a number of factors, such as the prospect's historical or prospective ability to fulfill orders, the lack of a clearly perceived electronic commerce strategy, the lack of perceived electronic market interest and the size of the initial budget in relation to the related risk. Currently, the Company intends to charge a $2,500 application fee to defer the costs of screening a prospect. If the Company decides not to pursue a joint venture with the prospect, the Company will develop a basic Web site for the prospect in consideration of the application fee.

         If a prospect is accepted, the Company will enter into negotiations with the prospect to formalize an on-going joint venture relationship. The Company expects that the joint ventures it forms will assume the form of corporations or limited liability companies organized in Delaware (a favorable state for corporations), Texas (the state in which the Company is headquartered), or another favorable jurisdiction. The Company expects that it will own between 20% to 80% of the outstanding equity interests in each joint venture depending on the relative contributions of the venturers. The documentation governing the joint venture will delineate the respective responsibilities of the Company and its joint venture partner. In the case of the Company, these responsibilities are expected to include the contribution of necessary strategic, technical and creative skills and (in certain instances) financial assistance in developing the joint venture's Web site. The joint venture partner's responsibilities will include the furnishing of the joint ventures' products or services, the content for the joint ventures' Web sites, and the related business expertise. The Company expects that it and its joint venture partner will have management authority with respect to the respective areas for which they have responsibility. The capital contributions of the venturers should be fairly minimal, and will be worked out on a case-by-case basis. The Company expects that as the joint ventures with commerce-driven Web sites receive revenues, such revenues will be first used to reimburse the joint venture partner for the costs of providing the joint venture's product or services, then such revenues will be used to pay other joint venture expenses, and then the remainder will be distributed to the venturers in accordance with their percentage ownership. A similar scheme will be used for joint ventures with content-driven Web sites, except that the joint ventures' revenues are expected to result from additional advertising and additional subscription to the underlying hardcopy publication resulting from the Web sites. The Company expects that the documentation governing the joint venture will include a buy-sell arrangement whereby either the Company or its joint venture partner may terminate its relationship with the other by setting the price and terms of the purchase of one of the venturer's interest and allowing the other venturer to elect to sell to or buy out the venturer setting the price and terms for such price and upon such terms. The Company also expects that the terms of the joint ventures will be renewable on an annual basis and the documentation governing the joint venture will provide for the sale of the joint venture's business upon dissolution either to a third party, or to the Company or its joint venture partner at an appraised price.

Other Electronic Commerce Opportunities

         In addition to the development of the Company's fee-for-services and brands-under-management divisions, the Company intends to consider other electronic commerce opportunities presented to it. The Company intends to select only those opportunities (if any) that present the greatest likelihood of success.

Acquisitions

         The Company originally intended to pursue an active acquisition program in an effort to foster the Company's growth over and above the growth that can be achieved internally. The 5,000,000 shares of Common Stock covered by this Prospectus were registered for this purpose. The Company does not now intend to conduct an active acquisition program, but may consider select acquisitions on a case-by-case basis. The Company does not now have any possible acquisitions under consideration.

         The Company has not developed, nor does it currently intend to develop, a valuation model and a standardized transaction structure it will use. Instead, the Company anticipates considering each acquisition on a case-by-case basis. However, the Company expects that the purchase price for acquisition candidate will be based on quantitative factors, including historical revenues, profitability, financial condition and contract backlog, and the Company's qualitative evaluation of the candidate's management team, operational compatibility and customer base. Nonetheless, the Company expects that any acquisition would assume the form of a merger in exchange for shares of Common Stock.

         Any acquisition is expected to be accounted for using the pooling-of-interests method of accounting. However, some acquisitions may be accounted for using the purchase method of accounting. Under this method of accounting, for each acquisition, a portion of the purchase price would be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. This portion would include both (i) amounts allocated to in-process technology and immediately charged to operations and (ii) amounts allocated to completed technology and amortized on a straight-line basis over the estimated useful life of the technology of six months. The portion of the purchase price in excess of tangible and identifiable intangible assets and liabilities assumed would be allocated to goodwill and amortized on a straight-line basis over the estimated period of benefit, which ranges from one to two years. The results of operations of the acquired entity would be consolidated with those of the Company as of the date the Company acquires effective control of the acquired entity, which generally would occur prior to the formal legal closing of the transaction and the physical exchange of acquisition consideration. In addition, the Company may grant stock options to employees of an acquired company to provide them with an incentive to contribute to the success of the Company's overall organization. As a result of both the purchase accounting adjustments and charges for the stock options just described, the Company may incur significant non-cash expenses related to its acquisitions.

         Acquisitions also a number of risks, including adverse effects on the Company's reported operating results from increases in goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expenses resulting from newly hired employees, the diversion of management attention, risks associated with the subsequent integration of acquired businesses, potential disputes with the sellers of one or more acquired entities and the failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired firm also materially and adversely affect the reputation of the Company as a whole, and any acquired company could significantly fail to meet the Company's expectations. Due to all of the foregoing, any individual future acquisition may materially and adversely affect the Company's business, results of operations, financial condition and cash flows. If the Company issues Common Stock to complete future acquisitions as it expects to, there will be ownership dilution to existing stockholders. In addition, to the extent the Company chooses to pay cash consideration in such acquisitions, the Company may be required to obtain additional financing and there can be no assurance that such financing will be available on favorable terms, if at all.

Intellectual Property

         The Company regards its service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company pursues the registration of its trademarks and service marks in the U.S., and has applied for the registration of certain of its trademarks and service marks. Effective trademark, service mark, and trade secret protection may not be available in every country in which the Company's products and services are made available electronically. The Company may license to third parties in the future certain of its proprietary rights, such as trademarks. While the Company will attempt to ensure that the quality of its brands are maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company. The Company may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Market and Marketing

         With respect to the Company's fee-for-service division, the Company's marketing efforts are dedicated to demonstrating to key decision makers in prospective clients the benefits of electronic commerce and the use of Internet solutions, and the effectiveness of the Company's services. The Company's marketing program strives to accomplish the following:

         * Enhance the Company's Brand. The continued strengthening of the Company's brand is crucial to the achievement of the Company's objective of becoming a recognized provider of Internet professional services. The Company's brand development efforts are designed to reinforce the message that the Company can provide a complete range of services to build and deploy electronic commerce and Internet solutions.

         * Develop Marketing and Sales Tools. The Company has developed marketing and sales materials to be used in connection with the Company's business generation efforts. These materials center upon a brochure regarding the Company's web-based web-based communication service. These materials are designed to increase the effectiveness of the sales and marketing efforts of the Company.


     * Generate Client Leads. The Company's marketing campaigns are intended to generate client leads through the use of multiple forms of media, currently including direct mail, in-person sales calls and trade show programs. The Company has recently conducted a mailing of brochures regarding its web-based communication service to large public relations agencies based in New York. The Company conducted follow-up sales calls regarding this mailing and is now involved in second-round discussions with a number of prospects. The Company is currently using a four-person sales team composed of two representatives from the Company and two technical representatives from L&H. A program of sales calls is now being conducted in the San Francisco area. The marketing of the Company's web-based communication services will be used as a foundation for marketing the other services of the Company's fee-for-services division. Furthermore, L&H has invited the Company to participate in a program of approximately 20 trade shows to be held over the next year.

     In addition to the Company's own sales efforts, L&H will be marketing the Company's strategic Internet consulting services overseas, primarily in England.

     In the future, the Company may employ a variety of other media, program and product development, business development and promotional activities to market its fee-for-service division. For example, the Company may place advertisements on various Web sites. These advertisements should usually take the form of banners that encourage readers to click through directly to the Company's Web sites. The Company also may enter into co-marketing agreement pursuant to which links to the Company's Web sites will be featured on other, non-Company Web sites. The Company also may engage in a coordinated program of print advertising in specialized and general circulation newspapers and magazines. The Company hopes that in the future it will receive free publicity such in the form of being featured in a wide variety of television shows, articles and radio programs and widely-read portions of the Internet, such as portions included on Netscape and Yahoo!

         With respect to the Company's brands-under-management division, the Company's marketing strategies will be designed to strengthen its brand names, increase customer traffic to its Web sites, build strong customer loyalty, maximize repeat purchases and develop incremental revenue opportunities. The Company intends to build customer loyalty by creatively applying technology to deliver personalized programs and service, as well as creative and flexible merchandising. The Company will be able to provide increasingly targeted and customized services by using the extensive customer preference and behavioral data obtained as a result of its experience. The Internet allows rapid and effective experimentation and analysis, instant user feedback and efficient "redecorating of the store for each and every customer," all of which the Company intends to incorporate in its merchandising. In contrast to traditional direct-marketing efforts, the Company's personalized notification services will send customers highly customized notices at customers' request. By offering customers a compelling and personalized value proposition, the Company will seek to increase the number of visitors that make a purchase, to encourage repeat visits and purchases and to extend customer retention. Loyal, satisfied customers also generate word-of-mouth advertising and awareness, and are able to reach thousands of other customers and potential customers because of the reach of electronic commerce.

Technology

         The Company has implemented a broad array of site management, customer interaction, transaction-processing and fulfillment services and systems using commercially available, licensed technologies. The Company's current strategy is to license commercially available technology whenever possible rather than seek internally developed solutions.

         The Company will use a set of applications for accepting and validating customer orders, organizing, placing and managing orders with vendors, receiving product and assigning it to customer orders, and managing shipment of products and services to customers based on various ordering criteria. These applications will also manage the process of accepting, authorizing and charging customer credit cards. In addition, the Company's systems will allow it to maintain ongoing automated e-mail communications with customers throughout the ordering process at a negligible incremental cost. These systems will automate many routine communications entirely, facilitate management of customer e-mail inquiries and allow customers (on a self-service basis) to check order status, change their e-mail address or password, and check subscriptions to personal notification services.

         A group of systems administrators and network managers will monitor and operate the Company's Web sites, network operations and transaction-processing systems. The continued uninterrupted operation of the Company's Web sites and transaction-processing systems is essential to its businesses, and the site operations staff is expected to ensure, to the greatest extent possible, the reliability of the Company's Web sites and transaction-processing systems.

Competition

         In general, the market for Internet professional services and electronic commerce are relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist, intensify and increase in the future. Barriers to entry are minimal, and new competitors can enters these markets at a relatively low cost. Most of the Company's current and potential competitors have longer operating histories, larger installed client bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than the Company and could decide at any time to increase their resource commitments to the Company's markets. In addition, these markets are subject to continuing definition, and, as a result, the core business of certain of the Company's competitors may better position them to compete in these markets as they mature. Competition of the type described above could materially adversely affect the Company's business, results of operations and financial condition.

         With regard to the Company's fee-for-services division, the Company believes that the principal competitive factors in its market are strategic expertise, technical knowledge and creative skills, brand recognition, reliability of the delivered solution, client service and price. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company has no patented technology that would preclude or inhibit competitors from entering the Internet professional services market.

         With regard to the Company's brands-under-management division, the Company believes that the principal competitive factors in its markets will be brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of editorial and other site content and reliability and speed of fulfillment, and the Company intends to compete vigorously in all of these aspects. Nonetheless, electronic retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and electronic commerce increases. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to their Web sites and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. In addition, companies that control access to transactions through network access or Web browsers could promote the Company's competitors or charge the Company a substantial fee for inclusion.

Employees

         The Company currently has only one employee, Greg J. Micek. Mr. Micek currently devotes all of his business time and attention to the Company. The Company expects that it may have as many as five to ten employees within the next year, excluding employees of any acquired businesses. Although the competition for employees is fairly intense, the Company does not now foresee problems in hiring additional qualified employees to meet its labor needs.

Facilities

         The Company currently leases a small amount of office space for its corporate offices on an annual basis, a small amount of office space for its New York office on a month-to-month basis and a small amount of rack space for servers in GTE's data-center based in Phoenix on an annual basis. The Company also owns the intellectual property rights in its domain names and Web sites. The Company does not own any significant tangible property.

Legal Proceedings

         Since the date of its organization through the date of this Prospectus, the Company has not been involved in any legal proceedings. There can be no assurance, however, that the Company will not in the future be involved in litigation incidental to the conduct of its business.

Available Information

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Act of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this Prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

         The Company has registered as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, the Company will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's reports can be inspected at, and copies downloaded from, the Commission's World Wide Web.

MANAGEMENT

         The directors and executive officers of the Company are as follows:

         Name                               Age               Positions

         Greg J. Micek                      44                Director, President

         Lewis E. Ball                      67                Director, Treasurer & Secretary

         Kevin Dotson                       34                Key Consultant

     Greg J. Micek has served as a Director and President of the Company since inception. Since 1983, Mr. Micek has been a principal of The Micek Group, a business consulting firm. In this connection, from June 1996 to June 1997 he served as President and Chief Executive Officer of HyperDynamics Corporation (formerly Ram-Z Enterprises, Inc.), a publicly traded company focusing on technology acquisitions. In addition, from 1992 to 1994 Mr. Micek served as the Project Manager for the City of Austin's Small Contractor Support Network, and from 1991 to 1992, he served as a business reorganization consultant for Parker Brothers, Inc. Mr. Micek received a Bachelor of Arts and a Doctorate of Jurisprudence from Creighton University.

     Lewis E. Ball has served as a director of the Company since November 15, 1997. He has been a financial consultant to a number of companies since 1993. From June 1996 to January 1997, Mr. Ball served as the Chief Financial Officer of HyperDynamics Corporation (formerly Ram-Z Enterprises, Inc.). Mr. Ball has many years of industry experience as a Chief Financial Officer and Director of several major public companies, including Stewart & Stevenson Services, Inc. and Richmond Tank Car Company (from 1983 to 1993). He is a Certified Public Accountant and a Certified Management Accountant. Mr. Ball earned a Bachelor of Business Administration in Finance from the University of Texas at Austin, followed by post-graduate studies in accounting at the University of Houston.

     Kevin Dotson has served as a key consultant to the Company since December 1, 1997. Since 1995, Mr. Dotson has owned MicroVision Solutions, an Internet consulting and Web development company. From 1994 to 1995, he worked as a data entry specialist for Columbia/HCA SMBC in Houston. Earlier he had served in the United States Army for five years training military personnel on computer systems. Mr. Dotson attended Arizona State University.

         The authorized number of directors of the Company is presently fixed at two. Each director serves for a term of one year that expires at the following annual stockholders' meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. Currently, directors of the Company receive no remuneration for their services as such, but the Company will reimburse the directors for any expenses incurred in attending any directors meeting.

         There  are  no  family   relationships,   or  other   arrangements   or
understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

                           Summary Compensation Table

         The following table sets forth the compensation paid by the Company to its Chief Executive Officer for services in all capacities to the Company (no executive officer of the Company had total annual salary and bonus for the fiscal year ended June 30, 1998 exceeding $100,000).

                         Summary Compensation Table (1)

                                            Annual            Long-Term
                                            Compensation      Compensation

(a)                        (b)              (c)                        (g)
                           Fiscal
Name and                   Year             Securities Underlying
Principal Position         Ended    Salary  Options (number of shares)
-----------------------------------------------------------------------------------------
Greg J. Micek              6/30/98    (2)    2,000,000
Chief Executive
Officer and
President


-----------------

(1) The Columns designated by the Commission for the reporting of certain bonuses, other annual compensation, long-term compensation, including awards of restricted stock, long term incentive plan payouts, and all other compensation, have been eliminated as no such bonuses, awards, payouts or compensation were awarded to, earned by or paid to any specified person during any fiscal year covered by the table.
(2) Mr. Micek is entitled to an annual salary of $60,000; however, he voluntary elected not to receive any portion of his salary during fiscal 1998 and has not yet received any portion of his salary during fiscal 1999.

Stock Option Grants

         The following table sets forth information pertaining to stock options granted during the fiscal year ended June 30, 1998. The Company has not granted stock appreciation rights ("SAR's") of any kind.

Option Grants in the Last Fiscal Year

(a)                        (b)              (c)                        (d)              (e)
                           Number of
                           Securities   Percentage of Total
                           Underlying   Options Granted
                           Options      to Employees          Exercise Expiration
Name                       Granted      in Fiscal Year               Price             Date
-------------------------------------------------------------------------------------------------
Greg J. Micek              2,000,000          100%                     $.10             December 1, 2002


Option Exercises/Value of Unexercised Options

         The following table sets forth the number of securities underlying options exercisable at June 30, 1998, and the value at June 30, 1998 of exercisable in-the-money options remaining outstanding as to the Chief Executive Officer of the Company. No SAR's of any kind have been granted.

                       Aggregated Option Exercises in Last
                  Fiscal Year and Fiscal Year End Option Values

(a)                                 (d)                                         (e)

                                    Number of Securities
                                    Underlying Unexercised             Value of Unexercised
                                    Options at June 30, 1998           In-the-Money Options at
                                    (Numbers of Shares)                June 30, 1998
Name                                Exercisable                        Exercisable

Greg J. Micek                       2,000,000                                   $130,000(2)



---------------------

(1) The Columns designated by the Commission for the reporting of the number of shares acquired on exercise, the value realized, and the number and value of unexercisable options have been eliminated as no options were exercised and no unexercisable options existed during the fiscal year covered by the table.
(2) The price of the Common Stock used for computing this value was the $.75 per share closing bid price of the Common Stock on the OTC Bulletin Board on June 30, 1998.


Other Plans

         The Company has no other deferred compensation, pension or retirement plans in which executive officers participate.


Compensation Agreement with Key Personnel

         The Company has entered into an employment agreement (the "Employment Agreement") with Greg J. Micek, a Director and the President of the Company. The Employment Agreement has a term of three years and will expire in accordance with its terms in November 2000. Under the Employment Agreement, Mr. Micek is to receive an annual salary of $60,000, although as of the date of this Prospectus he not yet received any payment from the Company on his salary. Mr. Micek is also entitled to participate in any and all employee benefit plans hereafter established for the employees of the Company. The Employment Agreement contains a covenant not to compete barring Mr. Micek from engaging in the electronic commerce business anywhere in the world for one year after the termination of the Employment Agreement by the Company with cause or by Mr. Micek without cause. Moreover, pursuant to an agreement between the Company and Mr. Micek, the Company granted to Mr. Micek options to purchase 2,000,000 shares of Common Stock at a per-share purchase price of $.10. The options have a term of five years.

         The Company has entered into an agreement with Kevin Dotson, a person who provides Internet consulting services to the Company. This agreement provides that, for providing consulting services to the Company, the Company shall issue to Mr. Dotson options to purchase shares of Common Stock, at a purchase price per share equal to the fair market value, on any day on which Mr. Dotson provides consulting services to the Company. The number of shares with respect to which Mr. Dotson will be issued options will depend on the number of hours of consulting services that he provides on any particular day. Mr. Dotson will be issued an option to purchase 250 shares (on any day on which he consults for up to four hours), 500 shares (on any day on which he consults for more than four hours and up to eight hours), 750 shares (on any day on which he consults for more than eight hours and up to ten hours) and 1,000 shares (on any day on which he consults for more than ten hours). Notwithstanding the preceding, the maximum number of shares, with respect to which Mr. Dotson may be granted options pursuant to the Dotson Option Agreement, is 250,000. Each option issued under the Dotson Option Agreement will have a term of five years after the date it is issued. Under an additional option agreement, Mr. Dotson was granted an option to purchase 200,000 of Common Stock at a per-share purchase price of $.25. This option vests over a two-year period. As of March 2, 1999, Mr. Dotson had been issued under his agreements options to purchase 340,000 shares of Common Stock. The exact number of additional shares of Common Stock with respect to which options will be issued to Mr. Dotson can not now be determined.

Certain Transactions

         In connection with the organization of the Company, the Company issued to Mr. Micek 6.2 million shares of Common Stock in consideration of a payment of $62,000. The terms and conditions of Mr. Micek's employment with the Company and the grant of a stock option to him in this connection are discussed in the subsection captioned "Compensation Agreement with Key Personnel" immediately preceding.

         As a finder's fee for making the introductions leading to the investment of LS Capital in the Company and for a payment of $.01 per share, the Company issued to Lewis E. Ball, a director of the Company, 100,000 shares of Common Stock. Also, for services provided to the Company, the Company issued to Mr. Ball an additional 20,000 shares of Common Stock.


PRINCIPAL STOCKHOLDERS

         The following table sets forth as of February 16, 1999 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director; and (iii) by all directors and officers as a group.

Name and Address of
Beneficial Owner                    Number(1)                 Percent

Greg J. Micek                       8,050,000(2)               57.8%
5444 Westheimer, Suite 2080
Houston, Texas 77056

Lewis E. Ball                         120,000                   *
6122 Valley Forge
Houston, Texas 77057

All directors and officers          8,170,000(3)              58.6%
as a group (two persons)


(1) Includes shares Stock beneficially owned pursuant to options and warrants exercisable within 60 days after the date of this Prospectus.
(2) Includes 6,050,000 shares owned outright and 2,000,000 shares that may be purchased pursuant an option currently exercisable.
(3) Includes 6,170,000 shares owned outright and 2,000,000 shares that may be purchased pursuant an option currently exercisable.

*        Less than one percent.


                          DESCRIPTION OF CAPITAL STOCK

Capital Stock.

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of Preferred Stock, $.01 par value per share.

Securities Being Offered.

         The Company is registering with the Commission, and this Prospectus covers, 3,000,000 Class B Warrants entitling the holders thereof to acquire an aggregate of 3,000,000 shares of Common Stock at a per-share price of $2.00. The Class B Warrants will be issued to the holders of the Class A Warrants upon exercise of the Class A Warrants at rate of two Class B Warrants for each Class A Warrant exercised, without the payment of any additional consideration. In addition, the Company is also registering 3,000,000 Class C Warrants entitling the holders thereof to acquire an aggregate of 3,000,000 shares of Common Stock at a per-share price of $5.00. The Class C Warrants will be issued to the holders of the Class B Warrants upon exercise of the Class B Warrants at rate of one Class C Warrant for each Class B Warrant exercised, without the payment of any additional consideration. Moreover, the Company is also registering the 7,500,000 shares of Common Stock issuable upon the exercise of the Class A Warrants, Class B Warrants and Class C Warrants. Finally, the Company is registering an additional 5,000,000 shares of Common Stock in order to facilitate the Company's ability to pursue other electronic commerce opportunities. It is anticipated that this will enable the Company to issue registered stock in connection with any one or more acquisitions of assets or mergers with existing businesses. The Company has not identified any acquisitions that it currently intends to pursue. The issuance of such shares and the consideration to be received therefor will be entirely within the discretion of the Company's Board of Directors. Although the Board of Directors intends to utilize its reasonable business judgment and to fulfill its fiduciary obligations to the Company's then existing stockholders in connection with any issuance, it is possible that the future issuance of additional shares could cause immediate and substantial dilution to the net tangible book value of those shares of the Common Stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of the Company's issued and outstanding shares could have a material adverse effect on the market value of the shares.

Common Stock.

         The authorized Common Stock of the Company consists of 50,000,000 shares, par value $0.01 per share. As of March 15, 1999 after taking into account certain anticipated issuance of Common Stock, approximately 9,373,135 shares of Common Stock will be issued and outstanding. All of the shares of Common Stock are validly issued, fully paid and nonassessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Warrants.

         The Warrants are comprised of Class A Warrants, Class B Warrants and Class C Warrants. The Class A Warrants are being issued in connection with the Distribution, the Class B Warrants will be issued in connection with the exercise of the Class A Warrants, and the Class C Warrants will be issued in connection with the exercise of the Class B Warrants. The Class A Warrants, the Class B Warrants and the Class C Warrants feature identical rights other than as indicated herein. The Warrants will be issued in registered form under a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company as warrant agent (the "Warrant Agent"). The following summary of the provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

         Each Warrant will be separately transferable and will entitle the registered holder thereof to purchase one share of Common Stock, subject to adjustment as described below. A Class A Warrant may be exercised for a period of three years commencing May 12, 1998. A Class B Warrant may be exercised for a period of three years commencing after the last Class B Warrant is issued or the last Class A Warrant is redeemed, whichever occurs earlier. A Class C Warrant may be exercised for a period of three years commencing after the last Class C Warrant is issued or the last Class B Warrant is redeemed, whichever occurs earlier. Subject to adjustment as described below, the purchase price for shares of Common Stock acquired pursuant to exercises of the Warrants shall be $1.00 per share in the case of the Class A Warrants, $2.00 per share in the case of the Class B Warrants, and $5.00 per share in the case of the Class C Warrants. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

         Any or all of the Warrants may be redeemed by the Company at a price of $.01 per Warrant, upon the giving of not less than 30 days' nor more than 60 days' written notice at any time after the date of this Prospectus, provided that (depending on the market in which the Common Stock is traded) the closing bid price, closing sales price or average of the closing bid and closing ask prices has been at least $1.25 (in the case of a Class A Warrant), $2.35 (in the case of a Class B Warrant) and $5.50 (in the case of a Class C Warrant), on each of the ten (10) consecutive trading days ending on the third (3rd) day prior to the day on which the redemption notice is given. The right to purchase the Common Stock represented by the Warrants so called for redemption will be forfeited unless the Warrants are exercised prior to the date specified in the foregoing notice of redemption.

         A holder may exercise Warrants by surrendering the certificate evidencing the Warrants to the Warrant Agent, together with the form of election to purchase on the reverse side of such certificate properly completed and executed and the payment of the exercise price and any transfer tax. Upon exercise of a Class A Warrant, the exercising holder shall be issued two Class B Warrants without the payment of any additional consideration, and upon exercise of a Class B Warrant, the exercising holder shall be issued one Class C Warrant also without the payment of any additional consideration. Warrant holders will not have any voting or other rights as stockholders of the Company unless and until some Warrants are exercised and shares issued pursuant thereto. If fewer than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Holders of the Warrants may sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to the Warrants.

         For a holder to exercise a Warrant, there must be a current registration statement on file with the Commission and various state securities commissions. The Company will be required to file post-effective amendments to the registration statement when events require such amendments. While it is the Company's intention to file post-effective amendments when necessary, there is no assurance that the registration statement will be kept effective. If the registration statement is not kept current for any reason, the Warrants will not be exercisable, and holders thereof may be deprived of value. Moreover, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants. If the Company is unable to qualify the Common Stock underlying the Warrants for sale in certain states, holders of the Warrants in those states will have no choice but to either sell the Warrants or allow them to expire.

         For the life of the Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

         The Company has authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

Preferred Stock.

         The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.01 par value preferred stock (the "Preferred Stock"). As of the date of this Prospectus, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

         One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Delaware Legislation.

         The Company is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at lease eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). The Company has not elected out of Section 203, and the restrictions imposed by
Section 203 apply to the Company. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of the Company.

Shares Eligible for Future Sale.

         Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the issuance of certain of the shares being registered, approximately 9,373,135 shares of Common Stock will be issued and outstanding, approximately 6,420,000 of which are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired. Nearly all of these restricted and control shares of Common Stock are now eligible for sale under Rule 144 subject to the volume limitations of Rule 144. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about the Company. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from the Company or from any affiliate of the Company, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person will be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                                     EXPERTS

         The financial statements and schedules of JVWeb, Inc. as of November 10, 1997 and for the period from October 28, 1997 (inception) through November 10, 1997 have been included herein and in the registration statement in reliance upon the report of Malone & Bailey, PLLC, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                                   JVWEB INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                         Page

AUDITED FINANCIAL STATEMENTS - JUNE 30, 1998

Independent Auditor's Report............................................................................F-1

Balance Sheet as of June 30, 1998..................................................................... F- 2

Income Statement for the period from October 28, 1997 (Date of
         Inception) through June 30, 1998 ............................................................ F- 3

Statement of Stockholders' Equity for the period from
         October 28, 1997 (Date of Inception) through June 30, 1998 ...................................F- 4

Statementof Cash Flows for the period from October 28, 1997 (Date of  Inception)
         through June 30, 1998........................................................................ F- 5

Notes to Financial Statements..........................................................................F- 6

UNAUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1998

Balance sheet as of December 31, 1998..................................................................G-1

Income   statements  for the three and six months  ended  December  31, 1998 and period from October 28, 1997 (Date of Inception)  through  December 31,
         1997 and from October 28, 1997 (Date of Inception) to
         December 31, 1998.............................................................................G-2

Statementof  stockholders'  equity for the period from October 28, 1997 (Date of
         Inception) through December 31, 1998 .........................................................G-3

Statements of cash flows for the nine months ended  December 30, 1998 and period from October 28, 1997 (Date of Inception) through December 31, 1997 and period from October 28, 1997 (Date of Inception) to December 31,
         1998..........................................................................................G-4

Notes to financial statements..........................................................................G-5


INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
   JVWeb, Inc.
   Houston, Texas

We have audited the accompanying balance sheet of JVWeb, Inc., a Delaware corporation, as of June 30, 1998, and the related statements of expenses, stockholders' equity, and cash flows for the period from inception (October 28, 1997) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JVWeb, Inc., as of June 30, 1998, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.



MALONE & BAILEY, PLLC
Houston, Texas

September 10, 1998

                                   JVWeb, Inc.
                          (A Development Stage Company)
                                  Balance Sheet
                               As of June 30, 1998


                                   ASSETS

Cash                                                                 $     412
Employee advance                                                         2,550
Inventory                                                                5,305
Prepaid legal expenses                                                  19,500

     Total Current Assets                                               27,767

Office equipment and furniture (net of $530
     accumulated depreciation)                                           3,860

Deposit on purchase of subsidiary                                       25,000

     Total Assets                                                    $  56,627


      LIABILITIES & STOCKHOLDERS' EQUITY

Accounts payable                                                     $   7,481
Notes payable to founding shareholder                                   38,000
Note payable                                                             1,250

     Total Liabilities                                                  46,731

Preferred stock, $0.01 par, 10,000,000
     shares authorized, no shares issued or
     outstanding                                                           -
Common stock, $0.01 par, 50,000,000 shares
     authorized, 7,170,000 shares issued and
     outstanding                                                        71,700
Paid-in capital                                                        112,816
Accumulated deficit during
     the development stage                                            (174,620)

     Total Stockholders' Equity                                          9,896

     Total Liabilities & Stockholders' Equity                        $  56,627

                                See notes to financial statements.
                                               F -2

                                            JVWeb, Inc.
                                   (A Development Stage Company)
                                         Income Statement
                         Period from October 28, 1997 (Date of Inception)
                                       Through June 30, 1998


REVENUES                                                             $     190
COST OF SALES                                                               48

        Gross Margin                                                       142

EXPENSES
     General and administrative                                        174,338
     Depreciation                                                          530
                                                                       174,868

        Operating (Loss)                                              (174,726)

INTEREST INCOME                                                            106

        Net Deficit Accumulated During
           Development Stage                                         $(174,620)


NET LOSS PER COMMON SHARE                                            $(   0.02)

WEIGHTED AVERAGE COMMON SHARES
         OUTSTANDING                                                 6,681,250
















                                See notes to financial statements.

                                   JVWeb, Inc.
                          (A Development Stage Company)
                        Statement of Stockholders' Equity
                Period from October 28, 1997 (Date of Inception)
                              Through June 30, 1998



                                                                                                       Accumulated
                                                                                                         Deficit
                                                                                                         During the
                                                           Common Stock                  Paid-in         Development
                                                        Shares          Amount            Capital        Stage          Totals

Shares issued at inception
     to founding shareholder
        for cash                                        6,200,000      $ 62,000           $7,516                      $  69,516

Shares issued for cash                                    700,000         7,000           48,000                         55,000

Shares issued for services                                200,000         2,000           58,000                         60,000

Shares issued as a deposit
     on purchase of subsidiary                             70,000           700          129,300                        130,000

Returnable shares                                                                       (130,000)                      (130,000)

Net (deficit)                                                                                           (174,620)      (174,620)

Balances, June 30, 1998                                 7,170,000      $ 71,700           $ 112,816    $(174,620)     $   9,896





                                        See notes to financial statements.
                                       F-4

                                            JVWeb, Inc.
                                   (A Development Stage Company)
                                      Statement of Cash Flows
                         Period from October 28, 1997 (Date of Inception)
                                       Through June 30, 1998


CASH FLOW FROM OPERATIONS
  Net deficit                                                                        $  (174,620)
  Adjustments to reconcile net deficit to
   cash provided from operating activities
Depreciation                                                                                 530
       Common stock issued for services                                                   60,000
       Increase in employee advance                                                     (  2,550)
Increase in inventory                                                                   (  5,305)
       Increase in prepaid legal expenses                                               ( 19,500)
       Increase in accounts payable                                                        7,481

       NET CASH USED BY OPERATING ACTIVITIES                                            (133,964)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of office equipment & furniture                                              (  4,390)
  Deposit on purchase of subsidiary                                                     ( 25,000)

       NET CASH USED BY INVESTING ACTIVITIES                                            ( 29,390)

CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable to founding shareholder                                                   38,000
  Note payable                                                                             1,250
  Issuance of common stock                                                               124,516

       NET CASH PROVIDED BY FINANCING ACTIVITIES                                         163,766

       NET INCREASE IN CASH                                                                  412

       CASH ON JUNE 30, 1998                                                           $     412









                       See notes to financial statements.
                                      F - 5

                                   JVWeb, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations. JVWeb, Inc. ("Company") was formed October 28, 1997 as a Delaware corporation. The Company was formed to market and develop internet sites as commercial sales outlets.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents. For purposes of the cash flow statement, the Company considers highly liquid investments with maturities less than 90 days as cash and cash equivalents.

Inventories consist of imprinted sportswear and ad-specialty items. Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

Office equipment and furniture are valued at cost. Maintenance and repair costs are charged to expense as incurred. Gains and losses on disposition of property and equipment are reflected in income. Depreciation is computed on the straight-line method for financial reporting purposes, based on estimated useful lives of 3 to 5 years.

Revenue and cost recognition. Revenues from merchandise sales are recognized when the merchandise is sold. All merchandise is sold over the internet using credit card payments. Advertising costs are expensed as incurred.

Income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to depreciation differences.


NOTE B - DEVELOPMENT STAGE OPERATIONS AND RELATED PARTY
             TRANSACTIONS

The founding shareholder contributed $69,516 cash for the initial common stock issued. The founding shareholder also loaned the Company $23,000 individually and $15,000 from a related company, both of which are due upon demand and accrue interest at 6%.

The Company entered into a three-year employment agreement with the founding shareholder in October 1997 which named him President of the Company and provided an annual salary of $60,000. The Company has not paid any wages to date.

In October 1997, the Company granted 2,000,000 stock options to purchase the Company's common stock at $0.10 per share to the founding shareholder. The options may be exercised at any time and expire in five years.

NOTE C - PREPAID LEGAL EXPENSES

In early May 1998, the Company issued 20,000 common stock options at their estimated fair market value of $0.25 per share to its attorney for services rendered. In late June 1998, the Company issued 50,000 shares to the same attorney. These shares are valued at their estimated fair value of $0.75 per share. As of June 30, 1998, $18,000 has been recorded as legal expense with the remainder of $19,500 shown as prepaid legal expense.


NOTE D - NOTE PAYABLE

The Company borrowed $1,250 from a former consultant. The loan is due upon demand and interest accrues at 6%.


NOTE E - OPERATING LEASES

The Company is obligated on a corporate office lease in Houston, Texas and on an electronic web site lease in Arizona on a month-to-month basis for a total of $1,500 per month.


NOTE F - CONSULTING AGREEMENTS

The Company has entered into two consulting agreements by which 250,000 options to purchase the Company's common stock at $0.25 per share have been issued, and a variable monthly cash retainer is paid. The options are subject to forfeiture on a prorata basis should the services terminate prior to the term of the agreement.

The Company has entered into four consulting agreements by which options to purchase the Company's common stock at prices approximating fair market value on the date of grant are issued at a rate of 100 shares per hour. As of June 30, 1998, 105,250 options have been granted under these agreements.

The Company entered into another consulting agreement which it canceled in August 1998. The Company issued 50,000 shares as compensation under this agreement, and does not believe it is liable for any additional amounts.


NOTE G - STOCK OPTIONS

As permitted under Statement of Financial Accounting Standards (SFAS) No. 123 (Accounting for Stock-Based Compensation), the Company has continued to apply Accounting Principles Board (APB) Opinion No. 25 (Accounting for Stock Issued to Employees) and related interpretations. Accordingly, no compensation expense has been recognized for the stock options. The Company has granted options pursuant to its stock option plan. Grants are made at management's discretion, and are compensation for services. As of June 30, 1998 a total of 4,041,250 options were outstanding and exercisable with the following exercise prices:

                                    2,233,250          at         $ 0.10
                                    1,500,000          at           1.00
                                      308,000          at           0.25

Outstanding options expire in 5 years from date of grant, and are 100% exercisable at date of grant.

NOTE H - FINANCING

As of September 10, 1998, the Company has not achieved significant sales volume. Only temporary equity financing has been secured to date.


NOTE I - SUBSEQUENT EVENTS

The Company entered into an Asset Purchase Agreement in July 1998 with Time Lending Services, Inc. to purchase all the assets of a publication called "Wall Street Whispers." The purchase price of the publication is $140,000. The Company has paid $45,000 ($25,000 as of June 30, 1998) in cash, and issued 70,000 shares of the Company's common stock on June 29, 1998. The balance of the purchase price, $95,000, is due by October 15, 1998. Any proceeds realized from the sale of the common stock by the seller will be deducted from the balance due, and any shares not sold will be returned to the Company once the balance due has been paid in full.



NOTE I - SUBSEQUENT EVENTS (Continued)

The Company received $50,000 in August 1998 from Equitrust Mortgage Corporation ("Equitrust") pursuant to an agreement dated August 3, 1998 which states if the Company files a registration statement (SB-2) within 90 days from the date of the loan, the note will automatically convert into 200,000 shares of the Company's common stock. Further, upon registration, Equitrust will purchase another 200,000 shares for $50,000. The Company received a $5,000 deposit on this transaction in August 1998. Further, Equitrust has an option to purchase an additional 100,000 shares of common stock for $25,000.

The Company entered into two consulting agreements in July 1998. The term of both agreements is six months, and 75,000 shares will be issued as payment for the consulting services.

The Company entered into two consulting agreements in August 1998. The term of both agreements is one year, and a total of 101,900 shares will be issued in monthly installments as payment for the consulting services.

In August 1998, the Company agreed to issue an additional 45,060 shares of its common stock to an existing corporate shareholder without additional compensation. The shareholder had distributed shares of the Company to its shareholders as a dividend, which resulted in short positions which the Company agreed to cover.

                                   JVWeb, Inc.
                          (A Development Stage Company)
                                  Balance Sheet
                             As of December 31, 1998
                                    Unaudited


                      ASSETS

Cash                                                              $     505
Inventory                                                             8,946
Prepaid legal expenses                                                4,300

     Total Current Assets                                            13,751

Office equipment and furniture (net of $969
     accumulated depreciation)                                        3,421

     Total Assets                                                 $  17,172
                                                                    =========


      LIABILITIES & STOCKHOLDERS' EQUITY

Accounts payable                                                  $  19,437
Notes payable to related parties                                    102,500
                                                                   ---------

     Total Liabilities                                              121,937

Preferred stock, $0.01 par, 10,000,000
     shares authorized, no shares issued or
     outstanding                                                        -
Common stock, $0.01 par, 50,000,000 shares
     authorized, 7,974,160 shares issued and
     outstanding                                                     79,742
Paid-in capital                                                     295,595
Accumulated deficit during
     the development stage                                         (480,102)

     Total Stockholders' Equity                                    (104,765)

     Total Liabilities & Stockholders' Equity                     $  17,172
                                                                   =========

                                   JVWeb, Inc.
                          (A Development Stage Company)
                                Income Statements
              For the Three and Six Months Ended December 31, 1998,
           October 28, 1997 (Date of  Inception)  to December 31, 1997,  and the
            Period From October 28, 1997 (Date of Inception)
                              to December 31, 1998
                                    Unaudited


                                                        3 Months              6 Months      Inception             Inception
                                                          Ended                 Ended       Through               Through
                                                         Dec. 31,              Dec. 31,     Dec. 31,              Dec. 31,
                                                           1998                  1998       1997                  1998


REVENUES                                                                                 $    167            $      190
COST OF SALES                                                                                                        48

    Gross Margin                                                                              167                   142

EXPENSES
    General & administrative                            $ 125,762             $ 305,043    42,828               479,381
    Depreciation                                              244                   439                             969
                                                        ---------              ---------   ----------          ---------

                                                          126,006               305,482     42,828               480,350
                                                        ---------             ---------   ----------             ---------

    Operating (Loss)                                     (126,006)             (305,482)  ( 42,661)             (480,208)

INTEREST INCOME                                                                                                      106

    Net deficit accumulated
       during the development
       stage                                            $(126,006)            $(305,482)  $( 42,661)            $(480,102)
                                                        =========             =========   ==========             =========


NET LOSS PER COMMON SHARE                               $(    .02)            $(    .04)   $(   .01)            $(    .07)

WEIGHTED AVERAGE COMMON
       SHARES OUTSTANDING                               7,894,160              7,497,080  6,200,000              6,968,832

                                   JVWeb, Inc.
                          (A Development Stage Company)
                        Statement of Stockholders' Equity
                Period from October 28, 1997 (Date of Inception)
                            Through December 31, 1998

                                                                                                    Accumulated
                                                                                                       Deficit
                                                                                                     During the
                                                           Common Stock                 Paid-in        Development
                                                      Shares            Amount          Capital
Stage           Totals
Shares issued at
    inception to founding
     shareholder for cash                           6,200,000         $  62,000        $ 7,516                          $  69,516

Shares issued:
  for cash                                            700,000             7,000         48,000                             55,000
  for services                                        200,000             2,000         58,000                             60,000
  deposit on purchase
   of subsidiary                                       70,000               700        129,300                            130,000

Returnable shares                                                                     (130,000)                          (130,000)

Net (deficit)                                                                                          $(174,620)        (174,620)
                                                     ---------         ---------         ---------     ---------        ---------
Balances, June 30,
 1998 (Audited)                                     7,170,000            71,700          112,816        (174,620)           9,896
                                                   ----------         ---------        ---------        --------        ---------

Shares issued:
    for cash                                          620,240             6,202          116,976                            123,178
    for services                                      358,860             3,589           66,454                             70,043

Shares returned from
    subsidiary purchase
      deposit                                      (   70,000)         (    700)             700

Fractional shares issued                               45,060               451         (    451)

Shares repurchased from
    founding shareholder                           (  150,000)         (  1,500)        (    900)                          (  2,400)

Net deficit                                                                                              (305,482)         (305,482)

Balance, December 31,
 1998 (Unaudited)                                   7,974,160         $  79,742        $ 295,595        $(480,102)        $(104,765)
                                                   ==========         =========        =========        =========          =========

                                   JVWeb, Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows
                                             For the Six Months  Ended  December
                                31, 1998, Period from October 28, 1997(Date of Inception)to December 31, 1997,
            and the period from October 28, 1997 (Date of Inception)
                              to December 31, 1998
                                    Unaudited


                                                                         6 Months
                                                                                               Inception               Inception
                                                                          Ended                Through                 Through
                                                                       December 31,            December 31,            December 31,
                                                                           1998                   1997                    1998

CASH FLOWS FROM OPERATIONS
   Net deficit                                                           $( 305,482)            $(42,661)             $  ( 480,102)
   Adjustments to reconcile net
     deficit to cash provided
       from operating activities
         Depreciation                                                           439                                            969
         Common stock issued for
           services                                                          70,043                                        130,043
         Write off of deposits on
           purchase of subsidiary                                            55,000                                         55,000
  Net changes in:
           Employee advance                                                   2,550
           Inventory                                                      (   3,641)                                     (   8,946)
           Prepaid legal expenses                                               200                                      (   4,300)
           Accounts payable                                                  11,956                                         19,437

                                                                           ----------                                     ----------
     NET CASH USED BY OPERATING
         ACTIVITIES                                                       ( 153,935)             ( 42,661)               ( 287,899)
                                                                         ----------
----------              ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of office equipment
     and furniture                                                                                                       (   4,390)
   Deposit on purchase of subsidiary                                       (30,000)                                      (  55,000)
                                                                         ----------              -----------             ----------
     NET CASH USED BY INVESTING
         ACTIVITIES                                                       ( 30,000)                                      (  59,390)
                                                                         ----------
-----------             ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Notes payable to founding
     shareholder                                                             64,500                   833                  102,500
   Reduction of note payable                                             (    1,250)
   Issuance of common stock                                                 120,778                69,516                  245,294
                                                                         ----------            -----------              ----------
     NET CASH PROVIDED BY FINANCING
       ACTIVITIES                                                           184,028
70,349                347,794
                                                                         ----------             -----------             ----------

     NET INCREASE (DECREASE) IN CASH                                             93                28,688                    505
     CASH BEGINNING                                                             412
                                                                         ----------            -----------             ----------

     CASH ENDING                                                         $      505             $  28,688             $      505
                                                                         ==========            ===========             ==========


                                   JVWeb, Inc.
                          NOTES TO FINANCIAL STATEMENTS


NOTE A - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of JVWeb, Inc., a Texas corporation ("Company"), have been prepared in accordance with generally accepted accounting principles and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's latest Annual Report filed with the SEC on From 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended June 30, 1998, as reported in Form 10-KSB, have been omitted.


NOTE B - DEPOSIT FORFEITURE

The Company entered into an agreement on July 31, 1998 to acquire a financial publication known as "Wall Street Whispers" from Time Financial Services, Inc. ("Seller") for $140,000. As of December 31, 1998 $55,000 had been paid for this purchase. Due to stock market volatility and Company concerns about overall financing, the Company agreed to terminate the purchase obligation, and Seller was permitted to retain the $55,000. Consequently, the Company has recorded a loss on this acquisition attempt.

NOTE C - CONSULTING AGREEMENT

The Company entered into an agreement with a consultant on October 1, 1998. The Company agreed to issue 120,000 options at $0.50 per share as compensation for 2 years of consulting services.

NOTE D - STOCK OPTIONS

As permitted under Statement of Financial Accounting Standards (ASFAS) No. 123 (Accounting for Stock-Based Compensation), the Company has continued to apply Accounting Principles Board (AAPB) Opinion No. 25 (Accounting for Stock Issued to Employees) and related interpretations. Accordingly, no compensation expense has been recorded.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY ............................................................................................ 2

RISK FACTORS................................................................................................... 3

USE OF PROCEEDS................................................................................................17

DIVIDEND POLICY................................................................................................17

PRICE RANGE OF COMMON STOCK....................................................................................18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS.................................................................................18

BUSINESS ......................................................................................................20

MANAGEMENT ....................................................................................................36

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS................................................................37

PRINCIPAL STOCKHOLDERS ........................................................................................40

DESCRIPTION OF CAPITAL STOCK ..................................................................................41

EXPERTS .......................................................................................................46